Exhibit 10.1
CREDIT AGREEMENT
DATED OCTOBER 18, 2005
BY AND AMONG
SUPERIOR WELL SERVICES, INC.,
SUPERIOR WELL SERVICES, LTD.,
BRADFORD RESOURCES, LTD.
AND
CITIZENS BANK OF PENNSYLVANIA

i

ARTICLE XI. JOINT AND SEVERAL LIABILITY; AUTHORITY TO ACT		49

Section 11.01	Joint and Several Liability	49
Section 11.02	Authority to Act for the Borrowers	50
EXHIBITS
Exhibit “A”     Notice of Revolving Credit Borrowing
Exhibit “B”     Notice of Continuation/Conversion
Exhibit “C”     Pro Forma Balance Sheet
Exhibit “D”     Pro Forma Financial Projections
Exhibit “E”     Guaranty Agreement
Exhibit “F”     Applicable Margins
SCHEDULES

Schedule One	Definitions
Schedule Two	Conditions Precedent
Schedule 5.01	Organization, Subsidiaries and Authority
Schedule 5.03	Litigation
Schedule 5.05	Ownership and Management
Schedule 5.07	Existing Indebtedness
Schedule 5.09	Assets and Insurance
Schedule 5.13	Intellectual Property Rights
Schedule 5.14	Environmental Matters
Schedule 5.15	Filing Offices
Schedule 5.18	Locations
Schedule 5.19	ERISA Plans
Schedule 5.22	Business Operations
Schedule 5.23	Labor Relations
Schedule 6.01	Use of Proceeds
Schedule 7.05	Existing Investments
Schedule 7.06	Permitted Liens
Schedule 7.07	Affiliate Transactions
Schedule 7.14	Rentals
Schedule 10.13	Notices

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”), is made effective as of the 18th day of October, 2005, is by and among SUPERIOR WELL SERVICES, INC., a Delaware corporation (“SWS”), SUPERIOR WELL SERVICES, LTD., a Pennsylvania limited partnership (“Superior”), BRADFORD RESOURCES, LTD., a Pennsylvania limited partnership (“Bradford”) (SWS, Superior and Bradford are each individually a “Borrower” and collectively the “Borrowers”), and CITIZENS BANK OF PENNSYLVANIA, a Pennsylvania state chartered bank (the “Lender”).
WITNESSETH:
     WHEREAS, to utilize the financial powers of each Borrower in the most efficient and economical manner, to facilitate the financing of each Borrower’s needs, to enhance the aggregate borrowing powers of the Borrowers and to ease the administration of a credit relationship with the Lender, all to the mutual advantage of the Borrowers and the collective business enterprise of the Borrowers, the Borrowers have requested that the Lender the make a credit facility available to the Borrowers consisting of revolving credit loans, and the Lender is willing to make such a credit facility available to the Borrowers upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound hereby, the Borrowers and the Lender covenant and agree as follows:
ARTICLE I. DEFINITIONS AND INTERPRETATIONS
     Section 1.01 Defined Terms and Interpretations. In addition to other words and terms defined elsewhere in this Agreement (including the preamble and recitals), when used in this Agreement and in the exhibits and schedules to this Agreement, the capitalized words and terms set forth in Schedule One attached hereto and incorporated herein by reference thereto shall have the meanings set forth in Part I of Schedule One unless otherwise defined herein or the context otherwise clearly requires. In addition, the provisions of Part II of Schedule One shall, unless otherwise specified in this Agreement, apply to the interpretation of the words and terms used herein.
     Section 1.02 Accounting Matters; Changes in GAAP. (a) For purposes of this Agreement and each of the other Loan Documents, all accounting and financial terms used herein or therein shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP.
          (b) In the event that any accounting changes relating to GAAP or other accounting principles and policies occur after the Closing Date and such changes result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement to compensate for the effect of such changes so that the restrictions, limitations and performance standards effectively imposed by such covenants, as so amended, are substantially identical to the restrictions, limitations and performance standards imposed by such covenants as in effect on the Closing Date, provided, if the parties are unable to agree on an amendment within a reasonable period of time, then calculation of compliance by the Borrowers with the covenants contained in this Agreement shall be determined in accordance with GAAP as in effect immediately prior to such change.
     Section 1.03 Conflict in Loan Documents. If there is any conflict between this Agreement and any other Loan Document, this Agreement and such other Loan Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.
     Section 1.04 Legal Representation of Parties. This Agreement and the other Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
ARTICLE II. THE CREDIT FACILITIES
     Section 2.01 Revolving Credit Loans. Subject to the conditions and on the terms set forth in this Agreement, and in reliance upon the representations and warranties of the Borrowers contained in Article V, the Lender agrees to make revolving credit loans to the Borrowers (each of such loans being a “Revolving Credit Loan” and collectively being the “Revolving Credit Loans”) from time to time on any Business Day during the period from the Closing Date up to the Revolving Credit Commitment Termination Date, provided, however, the aggregate outstanding principal amount of Revolving Credit Loans shall not at any time exceed the Revolving Credit Availability. If the aggregate outstanding principal amount of Revolving Credit Loans shall at any time exceed the Revolving Credit Availability, then the Borrowers shall immediately pay to the Lender such amounts as may be necessary to eliminate such excess. Subject to the foregoing limitations and the other terms and provisions of this Agreement, the Borrowers may, from time to time, borrow, repay and reborrow Revolving Credit Loans.
     Section 2.02 The Revolving Credit Note. The Revolving Credit Loans shall be evidenced by the Revolving Credit Note, appropriately completed, dated as of the Closing Date and signed by the Borrowers. Interest shall accrue on the outstanding principal balance of the Revolving Credit Loans at the rates and on the terms specified in Article III.
     Section 2.03 Repayment of the Revolving Credit Loans. The aggregate outstanding principal amount of the Revolving Credit Loans and all accrued and unpaid interest and other charges thereon shall be due and payable in full on the Revolving Credit Commitment Termination Date (if not sooner paid as provided for in the Loan Documents), without demand or notice of any kind whatsoever. The Lender shall have no further obligation to make Revolving Credit Loans from and after the Revolving Credit Commitment Termination Date.
     Section 2.04 Borrowing Procedures for Revolving Credit Loans. (a) Requests for Revolving Credit Loans. Each Revolving Credit Loan shall be made upon the Borrowers delivery to the Lender of an irrevocable written notice in the form of Exhibit “A” attached hereto (a “Notice of Revolving Credit Borrowing”) signed by a Responsible Officer of the Borrowers or by telephonic notice confirmed on the same day in a Notice of Revolving Credit Borrowing signed by a Responsible Officer of the Borrowers. Unless the Borrowers specifically direct the Lender in writing not to accept or act upon telephonic or electronic requests for a Revolving Credit Loan, the Lender shall not have any liability to the Borrowers for any loss or damage suffered by the Borrowers as a result of the Lender honoring any request communicated to it telephonically or electronically and purporting to have been sent to the Lender by a Responsible Officer of the Borrowers, and the Lender shall not have any duty to verify the origin of any such communication or the authority of the Person sending it. Each Notice of Revolving Credit Borrowing shall constitute the representation and warranty of the Borrowers to the Lender that on the date of delivery of such notice to the Lender, and after giving effect to the application of the borrowing requested thereby, (i) all representations and warranties set forth in Article V are true and correct in all material respects as though made on the date of such request, and (ii) no Potential Default or Event of Default shall have occurred and be continuing.

          (b) Prime Rate Tranches. By delivering a Notice of Revolving Credit Borrowing to the Lender on or before 2:00 p.m. (prevailing time in Pittsburgh, Pennsylvania) on the requested Borrowing Date (which must be a Business Day), the Borrowers may from time to time irrevocably request that a Revolving Credit Loan be made as a Prime Rate Tranche. On the terms and subject to the conditions of this Agreement, each Prime Rate Tranche shall be made available to the Borrowers on the requested Borrowing Date by deposit to the account of the Borrowers with the Lender or by wire transfer in accordance with written instructions as shall have been delivered to the Lender by the Borrowers prior to the making of the requested Prime Rate Tranche.
          (c) LIBOR Advantage Rate Tranches. By delivering a Notice of Revolving Credit Borrowing to the Lender on or before 2:00 p.m. (prevailing time in Pittsburgh, Pennsylvania) on the requested Borrowing Date (which must be a Business Day), the Borrowers may from time to time irrevocably request that a Revolving Credit Loan be made as a LIBOR Advantage Rate Tranche. On the terms and subject to the conditions of this Agreement, each LIBOR Advantage Rate Tranche shall be made available to the Borrowers on the requested Borrowing Date by deposit to the account of the Borrowers with the Lender or by wire transfer in accordance with written instructions as shall have been delivered to the Lender by the Borrowers prior to the making of the requested LIBOR Advantage Rate Tranche.
          (d) LIBOR Rate Tranches. By delivering a Notice of Revolving Credit Borrowing to the Lender on or before 2:00 p.m. (prevailing time in Pittsburgh, Pennsylvania) on a Business Day, the Borrowers may from time to time irrevocably request, on not less than two nor more than five (5) Business Days’ notice, that a Revolving Credit Loan be made as a LIBOR Rate Tranche in a minimum amount of $200,000 and integral multiples of $100,000 in excess of such amount and specifying the applicable Interest Period which shall be three months if the Borrowers fail to make such a specification. On the terms and subject to the conditions of this Agreement, each such LIBOR Rate Tranche shall be made available to the Borrowers on the first day of the applicable Interest Period by deposit to the account of the Borrowers with the Lender or by wire transfer in accordance with written instructions as shall have been delivered to the Lender by the Borrowers prior to the making of the requested LIBOR Rate Tranche.
          (e) Continuation and Conversion of Loans. Revolving Credit Loans may be continued or converted into one or more Tranches bearing interest at the same or different Interest Rate Options as the Borrowers may elect from time to time pursuant to Section 3.02.
     Section 2.05 Repayments and Prepayments of LIBOR Rate Tranches. (a) Repayments. Prior to the termination of this Agreement, unless demand has been made prior thereto in accordance with the terms of this Agreement, LIBOR Rate Tranches shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Tranche. Upon maturity, a LIBOR Rate Tranche may be continued for an additional Interest Period or may be converted as permitted under Section 3.02.
          (b) Voluntary Prepayment of LIBOR Rate Tranches. LIBOR Rate Tranches may be prepaid upon the terms and conditions set forth herein. For LIBOR Rate Tranches in connection with which the Borrowers have or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrowers shall give the Lender, no later than 2:00 p.m. (prevailing time in Pittsburgh, Pennsylvania), at least four (4) Business Days notice of any proposed prepayment of a LIBOR Rate Tranche, specifying the proposed date of payment of such LIBOR Rate Tranche and the principal amount to be paid. Each partial prepayment of the principal amount of a LIBOR Rate Tranche shall be in a minimum amount of $100,000 and integral multiples of $50,000 in excess of such amount and accompanied by the payment of all charges outstanding on such LIBOR Rate Tranche and of all accrued interest on the principal repaid to the date of payment. The Borrowers acknowledge that prepayment or acceleration of a LIBOR Rate Tranche during an Interest Period shall result in the Lender incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Tranches shall be accompanied by, and the Borrowers promise to pay on each date a LIBOR Rate Tranche is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (the “LIBOR Rate Prepayment Fee”) determined by the Lender pursuant to the following formula:
          (i) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from
          (ii) the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Tranche being prepaid.
If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by the amount of the LIBOR Rate Tranche being prepaid, and the resulting amount shall be divided by 360, and multiplied by the number of days remaining in the Interest Period as to which the prepayment is being made. Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Tranche being prepaid. The resulting amount of these calculations shall be the LIBOR Rate Prepayment Fee.
     Section 2.06 Letter of Credit Subfacility. (a) Subject to the conditions and on the terms hereinafter set forth in this Agreement, and in reliance upon the representations and warranties of the Borrowers contained in Article V, the Lender agrees (i) from time to time on any Business Day, during the period from the Closing Date to the day which is five (5) Business Days prior to the Revolving Credit Commitment Termination Date, to Issue Letters of Credit for the account of the Borrowers in an aggregate Stated Amount at any one time that, together with the aggregate Stated Amount of all other outstanding Letters of Credit Issued pursuant hereto, does not exceed the L/C Commitment, and to amend or renew Letters of Credit previously Issued by it, and (ii) to honor drafts under Letters of Credit; provided, that the Lender shall not be obligated to Issue any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) and after giving effect to such Issuance, (A) the Stated Amount of the requested Letter of Credit exceeds the Revolving Credit Availability, or (B) the L/C Obligations exceed the L/C Commitment. If on any date the L/C Obligations exceed the L/C Commitment, the Borrowers shall immediately, without further notice or demand by the Lender, prepay the outstanding principal amount of the Revolving Credit Loans by an amount equal to the applicable excess. Within the foregoing limits and subject to the other terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.
          (b) The Lender is under no obligation to, and shall not, Issue any Letter of Credit if:
          (i) any order, judgment or decree of any Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from Issuing such Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

          (ii) on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, one or more of the applicable conditions contained in Article IV is not then satisfied or effectively waived in writing by the Lender;
          (iii) unless the Lender has otherwise approved in writing, the expiration date of the requested Letter of Credit is (A) more than one year after the date of Issuance, or (B) a date more than six (6) months after the Revolving Credit Commitment Termination Date;
          (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Lender, or the Issuance of a Letter of Credit shall violate any applicable policies of the Lender; or
          (v) such Letter of Credit is to be denominated in a currency other than U.S. Dollars.
     Section 2.07 Issuance, Amendment and Renewal of Letters of Credit. (a) Each Letter of Credit shall be Issued upon the irrevocable written request of the Borrowers received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application (or such other form as shall be acceptable to the Lender), and shall specify in form and detail satisfactory to the Lender: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiration date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Lender may require.
          (b) Unless such issuance is not then permitted under Section 2.06(b) or one or more conditions specified in Section 4.02 are not then satisfied or effectively waived in writing by the Lender, the Lender shall, subject to the terms and conditions hereof, Issue a Letter of Credit for the account of the Borrowers on the requested Issuance Date in accordance with the Lender’s usual and customary business practices.
          (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Credit Commitment Termination Date, the Lender will, upon the written request of the Borrowers received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit Issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Lender the following: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Lender may require. The Lender shall be under no obligation to amend any Letter of Credit if (x) the Lender would have no obligation at such time to Issue such Letter of Credit in its amended form under the terms of this Agreement; or (y) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.
          (d) The Lender agrees that, while a Letter of Credit is outstanding and prior to the Revolving Credit Commitment Termination Date, at the option of the Borrowers and upon the written request of the Borrowers received by the Lender at least three (3) Business Days (or such shorter time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Lender may renew a Letter of Credit Issued by it as requested by the Borrowers. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Lender: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiration date of the Letter of Credit; and (iv) such other matters as the Lender may require. The Lender shall not renew any Letter of Credit if (A) the Lender would have no obligation at such time to Issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Lender that such Letter of Credit shall not be renewed, and if at the time of renewal the Lender would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 2.07 upon the request of the Borrowers but the Lender shall not have received any L/C Amendment Application from the Borrowers with respect to such renewal or other written direction by the Borrowers with respect thereto, the Lender shall nonetheless be permitted to allow such Letter of Credit to renew, and the Borrowers and the Lender hereby authorize such renewal, and, accordingly, the Lender shall be deemed to have received an L/C Amendment Application from the Borrowers requesting such renewal.
          (e) The Lender may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiration date of such Letter of Credit to be a date not later than the date which is five (5) Business Days prior to the Revolving Credit Commitment Termination Date.
          (f) This Agreement shall control in the event of any irreconcilable conflict with any L/C-Related Document (other than an Issued Letter of Credit).
     Section 2.08 Drawings and Reimbursements. (a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Lender will promptly notify the Borrowers. The Borrowers shall reimburse the Lender prior to 4:00 p.m. (prevailing time in Pittsburgh, Pennsylvania), on each date that any amount is paid by the Lender under any Letter of Credit (each such date, an “Honor Date”), in the amount so paid by the Lender. In the event the Borrowers fail to reimburse the Lender in the full amount of any drawing under any Letter of Credit by 4:00 p.m. (prevailing time in Pittsburgh, Pennsylvania) on the Honor Date, the Borrowers shall be deemed to have requested that a Revolving Credit Loan in an amount equal to such unreimbursed amount be made by the Lender to be disbursed on the Honor Date under such Letter of Credit to make such reimbursement, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 4.02.
          (b) With respect to any unreimbursed drawing that is not converted into a Revolving Credit Loan because of the Borrowers’ failure to satisfy the conditions set forth in Section 4.02 or for any other reason under this Agreement, the Borrowers shall be deemed to have incurred from the Lender an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Prime Rate plus the highest Applicable Margin for Prime Rate Tranches plus three percent (3.0%).
     Section 2.09 Role of the Lender. (a) The Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, other documents and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document (other than to determine that the sight draft, other documents and certificates required to be delivered substantially comply on their face with the requirements of the applicable Letter of Credit).
          (b) The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Lender-Related Person, nor any of the respective correspondents, participants or assignees of the Lender, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.10; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrowers may have a claim against the Lender and any Lender-Related Person, and the Lender may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages as determined by a final judgment of a court of competent jurisdiction to have been caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft, other documents and certificates strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     Section 2.10 Obligations Absolute. The obligations of the Borrowers under this Agreement and any L/C-Related Document to reimburse the Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Credit Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:
          (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;
          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of such obligation;
          (iii) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;
          (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;
          (v) any payment by the Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Lender under any Letter of Credit to any

Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;
          (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrowers in respect of any Letter of Credit; or
          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or a guarantor;
provided, however, the foregoing shall not be construed to restrict or otherwise limit any claim the Borrowers may have against the Lender or any Lender-Related Person permitted under Section 2.09(b).
     Section 2.11 Cash Collateral. Upon (i) the request of the Lender, (A) if the Lender has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Revolving Credit Commitment Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the termination of the Revolving Credit Commitment, then, the Borrowers shall immediately upon demand from the Lender, pledge and deposit with or deliver to the Lender cash or deposit account balances in separate blocked accounts pursuant to documentation in form and substance satisfactory to the Lender in an amount equal to the L/C Obligations (“Cash Collateral”). The Lender shall have exclusive dominion and control over such account, including the exclusive right to withdraw Cash Collateral for application to the L/C Obligations. Other than any interest earned on the investment of such deposit, which investments shall be made at the option and sole discretion of the Lender, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Any Cash Collateral provided by the Borrowers hereunder (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.
     Section 2.12 Letter of Credit Fees. (a) The Borrowers shall pay to the Lender the following fees with respect to each Letter of Credit (the “Letter of Credit Fees”): (i) For each Issuance or renewal of a standby Letter of Credit hereunder, the Borrowers will pay to the Lender an Issuance or renewal fee on a per annum basis in an amount equal to the Applicable Margin then in effect for a LIBOR Rate Tranche multiplied by the Stated Amount of such standby Letter of Credit, payable coincident with and as a condition of the Issuance or renewal of such standby Letter of Credit, and (ii) for each Issuance or renewal of a merchandise letter of credit hereunder, the Borrowers will pay to the Lender the Lender’s standard and customary Issuance or renewal fee for merchandise Letter of Credits, payable coincident with and as a condition of the issuance or renewal of such merchandise Letter of Credit.
          (b) The Borrowers shall also pay to the Lender from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to Letters of Credit as from time to time are in effect.
ARTICLE III. INTEREST AND GENERAL LOAN PROVISIONS
     Section 3.01 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof for each day until paid (whether by demand, at stated maturity, by acceleration, or otherwise), as follows:
          (i) Interest on the outstanding principal amount of each LIBOR Advantage Rate Tranche shall accrue during the Interest Period applicable thereto at a rate per annum equal to the sum of the LIBOR Advantage Rate for such Interest Period plus the Applicable Margin thereto (the “LIBOR Advantage Rate Option”); and
          (ii) Interest on the outstanding principal amount of each LIBOR Rate Tranche shall accrue during the Interest Period applicable thereto at a rate per annum equal to the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto (the “LIBOR Rate Option”); and
          (iii) Interest on the outstanding principal amount of each LIBOR-Reference Banks Tranche shall accrue during the Interest Period applicable thereto at a rate per annum equal to the LIBOR-Reference Banks Lending Rate for such Interest Period plus the Applicable Margin thereto (the “LIBOR-Reference Banks Lending Rate Option”); and
          (iv) Interest on the outstanding principal amount of each Prime Rate Tranche shall accrue at a rate per annum equal to the Prime Rate for such Interest Period plus the Applicable Margin thereto (the “Prime Rate Option”), and each time the Prime Rate shall change, such rate shall change automatically with the change in the Prime Rate. The Prime Rate shall be determined by the Lender each day based upon the Prime Rate as in effect each day. In the event the Prime Rate is no longer posted by the Lender, the Lender shall have the right to substitute a new rate that shall be based upon a comparable rate of interest announced by the Lender.
          (b) Each determination of an interest rate by the Lender shall be conclusive and binding on the Borrowers in the absence of manifest error.
          (c) Interest on each Loan shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed in the period during which it accrues. The Borrowers shall pay interest, in arrears, on each Interest Payment Date as applicable to each outstanding Loan, on any date on which such Loan is prepaid, at maturity (whether by demand, at stated maturity, by acceleration, or otherwise), and, during the existence of any Event of Default, on demand by the Lender. In computing interest, the borrowing date or the first day of an Interest Period or, with respect to a Prime Rate Tranche or LIBOR Advantage Rate Tranche being converted from a LIBOR Rate Tranche, the date of conversion of such LIBOR Rate Tranche to a Prime Rate Tranche or LIBOR Advantage Rate Tranche, as the case may be, shall be included, and the date of payment of a Loan or the expiration date of an Interest Period or, with respect to a Prime Rate Tranche or LIBOR Advantage Rate Tranche being converted to a LIBOR Rate Tranche, the date of conversion of such Prime Rate Tranche to a LIBOR Rate Tranche, as the case may be, shall be excluded, provided, that if a Tranche is repaid on the same day on which it is made, one day’s interest shall be paid on that Tranche.
          (d) Notwithstanding anything to the contrary in this Agreement, after the occurrence and during the continuance of an Event of Default or after maturity (whether by demand, stated maturity or otherwise), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) at the following rates:
          (i) LIBOR Rate Tranches shall bear interest at the LIBOR Lending Rate plus the highest Applicable Margin for LIBOR Rate Tranches plus three percent (3.0%), provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Tranche outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus the highest Applicable Margin for Prime Rate Tranches plus three percent (3.0%)

          (ii) Prime Rate Tranches and LIBOR Advantage Rate Tranches shall bear interest at the Prime Rate plus the highest Applicable Margin for Prime Rate Tranches plus three percent (3.0%), and
          (iii) All other Obligations shall bear interest at the Prime Rate plus the highest Applicable Margin for Prime Rate Tranches plus three percent (3.0%).
          (e) It is the intention of the parties hereto to conform strictly to usury laws applicable to such parties. Accordingly, if the transactions contemplated hereby would be usurious under applicable law then, in that event, notwithstanding anything to the contrary contained in this Agreement or in any other agreement entered into in connection with this Agreement, it is agreed as follows: the aggregate of all consideration that constitutes interest under law applicable to each party hereto that is contracted for, taken, reserved, charged or received under this Agreement or under any of the other aforesaid agreements or otherwise in connection with this Agreement shall under no circumstances exceed the maximum amount allowed by such applicable law, and any such excess shall be credited by the party receiving such interest on other amounts payable to such party hereunder, with any remaining portion of such excess interest being refunded to the party paying such excess interest. All sums paid or agreed to be paid to any party hereto for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term over which such amounts are payable so that the rate or amount of interest on account of any extensions of credit evidenced hereby does not exceed any applicable usury limit.
     Section 3.02 Continuation and Conversion of Loans. (a) Subject to the terms and conditions of this Section 3.02, any Loan may be continued or converted into one or more Tranches bearing interest at the same or different Interest Rate Options as the Borrowers may elect from time to time pursuant to this Section 3.02.
          (b) By delivering an irrevocable written notice of continuation/conversion to the Lender in the form of Exhibit “B” attached hereto (a “Notice of Continuation/Conversion”)(or telephonic notice confirmed on the same day in a Notice of Continuation/Conversion), the Borrowers may irrevocably elect to convert an outstanding Tranche to a Tranche bearing interest at a different Interest Rate Option or having a different Interest Period, or continue on the last day of an Interest Period a Loan as a Tranche bearing interest at the same Interest Rate Option with a similar Interest Period, subject to the following conditions:
          (i) Each Notice of Conversion/Continuation must be received by the Lender (A) not later than 3:00 p.m. (prevailing time in Pittsburgh, Pennsylvania) at least two (2) Business Days in advance of the date of the requested continuation/conversion (the “Continuation/Conversion Date”) if the Loan is to be converted into or continued as a LIBOR Rate Tranche, and (B) not later than 3:00 p.m. (prevailing time in Pittsburgh, Pennsylvania) on the Continuation/Conversion Date if the Loan is to be converted into a Prime Rate Tranche or a LIBOR Advantage Rate Tranche;
          (ii) A Prime Rate Tranche or a LIBOR Advantage Rate Tranche may be converted into a LIBOR Rate Tranche at any time;
          (iii) A LIBOR Rate Tranche may only be converted to a Tranche bearing interest at a different Interest Rate Option or having a different Interest Period at the end of the then applicable Interest Period therefor;

          (iv) Any Tranche to be continued as, or converted into, a LIBOR Rate Tranche must be in a minimum amount of $200,000 and integral multiples of $100,000 in excess of such amount;
          (v) No Tranche may be converted to, or continued as, a LIBOR Rate Tranche or a LIBOR Advantage Rate Tranche when a Potential Default or Event of Default has occurred and is continuing;
          (vi) No LIBOR Rate Tranche may be converted to a LIBOR Rate Tranche of a different duration if such LIBOR Rate Tranche relates to any Hedging Obligations; and
          (vii) No more than four (4) LIBOR Rate Tranches may be outstanding at any time.
          (c) In the absence of a timely delivery of a Notice of Continuation/Conversion with respect to any LIBOR Rate Tranche, such Tranche shall, on the last day of the Interest Period relating to such Tranche, automatically convert to a LIBOR Advantage Rate Tranche.
          (d) In the absence of a timely delivery of a Notice of Continuation/Conversion with respect to any LIBOR Advantage Rate Tranche, such Tranche shall continue on the last day of the Interest Period as a LIBOR Advantage Rate Tranche with a similar Interest Period.
          (e) Upon the occurrence and during the continuance of an Event of Default, any outstanding LIBOR Rate Tranche shall be automatically converted to a Prime Rate Tranche on the last day of the Interest Period relating thereto ending during the continuance of such Event of Default.
     Section 3.03 LIBOR Rate Unlawful; Substitute Rate. (a) If the Lender shall determine (which determination shall, upon notice thereof to the Borrowers be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any Law, rule, regulation or guideline (whether or not having the force of law) makes it unlawful, or any central bank or other Authority asserts that it is unlawful, for the Lender to make, continue or maintain any LIBOR Rate Tranche or LIBOR Advantage Rate Tranche as, or to convert any loan into, a LIBOR Rate Tranche or LIBOR Advantage Rate Tranche of a certain duration, the obligations of the Lender to make, continue, maintain or convert into any such LIBOR Rate Tranches or LIBOR Advantage Rate Tranches shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrowers that the circumstances causing such suspension no longer exist, and all LIBOR Rate Tranches or LIBOR Advantage Rate Tranches of such type shall automatically convert into LIBOR-Reference Banks Rate Tranches at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion. For purposes of this Agreement, in the event of such a conversion, all LIBOR-Reference Banks Rate Tranches shall be treated (except as to interest rate) as equivalent to a LIBOR Rate Tranche of similar amount and Interest Period. For greater certainty, all provisions of this Agreement relating to LIBOR Rate Tranches shall apply equally to LIBOR-Reference Banks Rate Tranches, including, but not limited to the manner in which LIBOR-Reference Banks Rate Tranches are requested, continued, converted, the manner in which interest accrues, is payable, principal payments are made, whether voluntary or involuntary, as well as any penalties, increased costs or taxes associated with any of the foregoing.
          (b) If the Lender shall have determined that:
          (i) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Lender in the London interbank market,

          (ii) by reason of circumstances affecting the Lender in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Tranches, or
          (iii) the LIBOR Rate no longer adequately reflects the Lender’s cost of funding loans, then, all LIBOR Rate Tranches shall automatically convert into LIBOR-Reference Banks Rate Tranches and the obligation of the Lender to make or continue any Loans as, or to convert any Loans into, LIBOR Rate Tranches shall forthwith be suspended until the Lender shall notify the Borrowers that the circumstances causing such suspension no longer exist.
          (c) If the obligation of the Lender to make or maintain LIBOR Rate Tranches has been so terminated or suspended, all Loans which would otherwise be made by the Lender as LIBOR Rate Tranches shall instead be made as Prime Rate Tranches.
     Section 3.04 Indemnities. In addition to the LIBOR Rate Prepayment Fee, the Borrowers agree to reimburse the Lender (without duplication) for any increase in the cost to the Lender, or reduction in the amount of any sum receivable by the Lender, in respect, or as a result of:
          (i) any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Tranches on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.03 or otherwise;
          (ii) any Loans not being made as LIBOR Rate Tranches in accordance with the borrowing request thereof;
          (iii) any LIBOR Rate Tranche not being continued as, or converted into, a LIBOR Rate Tranche in accordance with the Notice of Continuation/Conversion thereof, or
          (iv) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Lender) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Tranche on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.02 or otherwise.
The Lender shall promptly notify the Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers to the Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers. The Borrowers understand, agree and acknowledge that (i) the Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Tranche, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Lender. The Borrowers further agree to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Lender elects to purchase, sell and/or match funds.
     Section 3.05 Increased Costs. If on or after the date hereof the adoption of any applicable Law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
          (i) shall subject the Lender to any tax, duty or other charge with respect to its LIBOR Rate Tranches or its obligation to make LIBOR Rate Tranches, or shall change the basis of taxation of payments to the Lender of the principal of or interest on its LIBOR Rate Tranches or any other amounts due under this agreement in respect of its LIBOR Rate Tranches or its obligation to make LIBOR Rate Tranches (except for the introduction of, or change in the rate of, tax on the overall net income of the Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which the Lender’s principal executive office is located), or
          (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting its LIBOR Rate Tranches or its obligation to make LIBOR Rate Tranches, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any Loan as a LIBOR Rate Tranche, or to reduce the amount of any sum received or receivable by the Lender under this Agreement with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrowers shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.
     Section 3.06 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any Law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrowers, the Borrowers shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
     Section 3.07 Taxes. (a) All payments by the Borrowers of principal of, and interest on, the LIBOR Rate Tranches and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will

          (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;
          (ii) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and
          (iii) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.
          (b) If any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.
          (c) If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.
     Section 3.08 Payments to the Lender. (a) All payments (including prepayments) made by the Borrowers shall be made in Dollars and in immediately available funds, without set-off, counterclaim, recoupment or other deduction of any nature and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and any action therefor shall immediately accrue. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Lender at the Lender’s Office no later than 3:00 p.m. (prevailing time in Pittsburgh, Pennsylvania) on the date specified herein. Any payment received by the Lender later than 3:00 p.m. (prevailing time in Pittsburgh, Pennsylvania) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Any payment required to be made by the Borrowers to the Lender under this Agreement or any other Loan Document may, at the Lender’s option, be deducted when due from any deposit or other account (general or special, time or demand, provisional or final) of the Borrowers with the Lender.
          (b) So long as no Event of Default shall have occurred and be continuing, payments matching specific scheduled payments then due will be applied to those scheduled payments. As to each other payment and all payments made after an Event of Default shall have occurred and be continuing, the Borrowers irrevocably agree that the Lender shall have the continuing exclusive right to apply any and all such payments against such of the Obligations as the Lender may deem advisable in its sole discretion.
          (c) The Lender is authorized to, and at its sole election may, on behalf of the Borrowers, charge to the Revolving Credit Loans balance and cause to be paid all fees, Reimbursable Costs and Expenses, charges, costs, interest and principal (other than principal of the Revolving Credit Loans) owing by the Borrowers under this Agreement or any of the other Loan Documents if and to the extent the Borrowers fail to promptly pay any such amounts as and when due, but it is expressly acknowledged and agreed that the Lender shall be under no obligation to do any of the foregoing. At the Lender’s option and to the extent permitted by Law, any charges so made shall constitute part of the Revolving Credit Loans.
          (d) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (e) If the Borrowers fail to pay any installment of principal, interest or other amount under this Agreement within ten (10) days of when due, in addition to making payment of the installment then due, the Borrowers shall pay to the Lender a late charge in an amount equal to two percent (2.0%) of such overdue installment.
     Section 3.09 Unused Revolving Credit Commitment Fee . The Borrowers agree to pay to the Lender a fee (the “Unused Revolving Credit Commitment Fee”) for each day (based upon a 360-day year and counting the actual number of days elapsed) in an amount equal to the Applicable Margin thereto multiplied by the average daily unused portion of the Revolving Credit Commitment, computed in arrears on the last Business Day of each calendar month based upon the daily utilization for that calendar month as calculated by the Lender. The Unused Revolving Credit Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter (or portion thereof), with the first such payment being due and payable on September 30, 2005, with a final payment on the Revolving Commitment Termination Date or such earlier date upon which the Revolving Credit Commitment shall terminate. For purposes of calculating utilization under this Section, the Revolving Credit Commitment shall be deemed used to the extent of the Revolving Credit Loans then outstanding. The Unused Revolving Credit Commitment Fee shall accrue at all times after the Closing Date, including at any time during which one or more of the conditions in Article IV have not been satisfied.
     Section 3.10 Lender’s Records. The Lender is authorized to record in its books and records the amount of all loans, advances, repayments, interest due and paid, and all other charges, fees and expenses paid, or due, and the like, in connection with this Agreement and the other Loan Documents, and, except in the case of manifest error in posting or computation, such books and records shall be presumptively true, correct and binding as to the amounts at any time due to the Lender from the Borrowers under this Agreement and the other Loan Documents. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans.
     Section 3.11 Survival. The agreements and obligations of the Borrowers in this Article III shall survive the payment of all other Obligations.
     Section 3.12 Security. The prompt and full satisfaction of the Obligations shall be secured by the Collateral Documents.
ARTICLE IV. CONDITIONS OF LENDING
     Section 4.01 Initial Conditions. The Lender’s obligation under this Agreement to make the initial Revolving Credit Loan and to Issue the initial Letter of Credit is subject to the prior or concurrent satisfaction of each of the following conditions precedent unless waived in writing by the Lender:
          (i) Contemporaneously with, or prior to, the execution and delivery of this Agreement, the Borrowers shall deliver or cause to be delivered to the Lender each of the items listed in Schedule Two attached hereto and incorporated herein by reference thereto.
          (ii) The Collateral Documents shall be in full force and effect and the Borrowers shall have taken or caused to be taken such actions so that, on the Closing Date the Lender shall have valid and perfected liens on and security interests in the Collateral having priority over all other Liens in such Collateral except Permitted Liens.
          (iii) The representations and warranties contained in Article V shall be true and correct on the Closing Date.

          (iv) No Potential Default or Event of Default shall have occurred and be continuing on the Closing Date.
          (v) No litigation, arbitration, proceeding or investigation by or before any Authority shall be pending, or to the knowledge of the Borrowers, threatened which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by or in connection with this Agreement or the other Loan Documents or which might, in the opinion of the Lender, if adversely determined, be reasonably expected to have a Material Adverse Effect or be detrimental to the interests of the Lender with respect to the transactions contemplated hereby.
          (vi) All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to counsel for the Lender, and the Lender shall have received originals or certified copies of such documents and proceedings in connection herewith and therewith as the Lender may request, all in form and substance satisfactory to counsel for the Lender.
          (vii) No event or events shall have occurred and be continuing on the Closing Date which, individually or in the aggregate, has or reasonably could be expected to have a Material Adverse Effect.
          (viii) The Lender shall have completed all business, environmental and legal due diligence deemed necessary or appropriate by the Lender (including without limitation, collateral audits of the Collateral) and the results of such due diligence shall be satisfactory to the Lender and its counsel.
          (ix) The capital structure and ownership of the Borrowers shall be satisfactory to the Lender.
     Section 4.02 Subsequent Conditions. The Lender’s obligation to make subsequent Revolving Credit Loans or to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions on and as of the date of disbursement of each such subsequent Revolving Credit Loan or the issuance of each such Letter of Credit, as applicable, unless waived in writing by the Lender:
          (i) The Lender shall have received the a Notice of Revolving Credit Borrowing, an L/C Application and/or an L/C Amendment Application, as applicable.
          (ii) The representations and warranties contained in Article V shall be true and correct in all material respects as though made on and as of the date of the applicable Borrowing Date or Issuance Date for a Letter of Credit (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).
          (iii) No event or events shall have occurred which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.
          (iv) No Potential Default or Event of Default shall have occurred and be continuing.

          (v) The Collateral Documents shall be in full force and effect and the Lender shall have a first priority lien on and security interest in the Collateral described therein having priority over all other Liens in the Collateral except Permitted Liens.
ARTICLE V. REPRESENTATIONS AND WARRANTIES
As an inducement to the Lender to enter into this Agreement, make each of the Loans and Issue each Letter of Credit, each Borrower represents and warrants to the Lender as follows:
     Section 5.01 Organization, Subsidiaries and Authority. (a) Each Loan Party is a corporation, limited liability company or limited partnership or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing or in full force and effect under the laws of jurisdiction of incorporation or organization. All Subsidiaries of the Loan Parties are set forth on Schedule 5.01, and except as set forth on Schedule 5.01, no Loan Party is engaged in any joint venture or partnership with any other Person. The jurisdiction of formation of each Loan Party and each Subsidiary is set forth on Schedule 5.01.
          (b) Except as disclosed on Schedule 5.01, no Loan Party uses, or has used within the past five (5) years, any corporate or partnership name or assumed or fictitious name other than its existing corporate or partnership name. The federal employer identification number and state organizational identification number of each Loan Party are set forth on Schedule 5.01.
          (c) Each Loan Party has the lawful power to own or lease its assets and properties and to engage in the business it conducts. Each Loan Party is duly licensed and qualified and in good standing in the jurisdictions wherein the character or location of the assets and properties owned or leased by it, or the nature of the business transacted by it, make such licensing or qualification necessary and the failure to be so licensed or qualified may result in, or could reasonably be expected to have, a Material Adverse Effect. The jurisdictions in which the Loan Parties are qualified to do business as a foreign corporation or partnership as of the Closing Date are set forth in Schedule 5.01.
          (d) Each Loan Party has the power and authority to enter into and perform the provisions of this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness and obligations provided for herein and therein and to carry out the transactions contemplated herein and therein, and each Loan Party has taken all proper and necessary corporate or partnership action to authorize the borrowings hereunder. The execution, delivery and performance by the Borrowers of this Agreement, the Notes, the Collateral Documents and the other Loan Documents to which they are a party, the issuance, delivery and payment of the Revolving Credit Note by the Borrowers, the consummation of the transactions contemplated hereby and thereby and the creation and grant of the Liens contemplated by the Collateral Documents (i) have been duly authorized by all requisite corporate or partnership action, and (ii) will not (A) violate the Organization Documents of any Loan Party, (B) violate any Law, notes, indentures, contracts, instruments or agreements to which any of the Borrowers is a party except where such violation could not reasonably be expected to have a Material Adverse Effect, or (C) result in the creation or imposition of any Lien other than those in favor of the Lender on any property (now owned or hereafter acquired) of the Borrowers. No Loan Party is in violation of (x) its Organization Documents, or (y) any instrument or agreement to which it is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound except where such violation could not reasonably be expected to have a Material Adverse Effect.
          (e) This Agreement, the Revolving Credit Note, the Collateral Documents and the other Loan Documents to which the Borrowers and the other Loan Parties are a party have been duly and validly executed and delivered by the Borrowers and such other Loan Parties and constitute, and the other Loan Documents to be executed and delivered by the Borrowers and such other Loan Parties when delivered will constitute, valid and binding obligations of the Borrowers and such other Loan Parties enforceable in accordance with their respective terms.
     Section 5.02 Consent. Except for recordings or filings in connection with the Liens granted to the Lender under the Collateral Documents, no consent, approval, authorization, permit or license of, or other action by, or filing, registration or qualification with, any Authority or any Person (including shareholders or partners of the Borrowers) is necessary or required in connection with the execution and delivery of this Agreement and the other Loan Documents by the Borrowers and the other Loan Parties, the undertaking or performance of any of the Borrowers’ obligations thereunder or the enforcement of the Lender’s rights and remedies thereunder.
     Section 5.03 Litigation. Except as disclosed on Schedule 5.03 attached hereto, there is no order, notice, claim, litigation, judgment, proceeding or investigation existing, pending or, to the best knowledge of the Borrowers, threatened or contemplated, at law, in equity, in arbitration or by or before any Authority, against or affecting the Borrowers, the other Loan Parties or their respective properties, individually or in the aggregate, which, if determined adversely to the interests of the Borrowers and the other Loan Parties, could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided
     Section 5.04 Financial Statements and Solvency. (a) The Borrowers have furnished the Lender with the following financial information (collectively the “Historical Financial Statements”):
          (i) the consolidated balance sheet of Superior and its Subsidiaries for the Fiscal Year ended December 31, 2004, and the related consolidated statements of income, shareholders equity and cash flows for the periods then ended;
          (ii) the consolidated balance sheet of Bradford and its Subsidiaries for the Fiscal Year ended December 31, 2004, and the related consolidated statements of income, partners equity and cash flows for the periods then ended;
          (ii) internally prepared unaudited consolidated balance sheets of Superior and Bradford and their respective Subsidiaries for the period ended March 31, 2005 and the related consolidated statements of income and cash flows for the period then ended (collectively the “Interim Balance Sheets”).
The Historical Financial Statements (A) were prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered thereby (except for, with respect to the Interim Balance Sheets only, the absence of footnotes and ordinary, good faith year end adjustments), (B) fairly present in all material respects the financial condition of Superior and Bradford and their respective Subsidiaries as of the dates thereof and results of operations for the periods covered thereby, and (C) except for liabilities not required to be disclosed in a balance sheet prepared in accordance with GAAP, show all material indebtedness and other liabilities, direct or contingent, of Superior and Bradford and their respective Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and contingent obligations subject to ordinary, good faith year end adjustments.
          (b) The Borrowers have furnished to the Lender a pro forma balance sheet of SWS and its Subsidiaries as of the Closing Date on a consolidated basis, a copy of which is attached hereto as Exhibit “C” (the “Pro Forma Balance Sheet”), together with projected income statements of SWS and its Subsidiaries on a consolidated basis through the period ending December 31, 2005, a copy of which is attached hereto as Exhibit “D” (the “Pro Forma Financial Projections”). The Pro Forma Balance Sheet

was prepared by SWS in accordance with GAAP and fairly presents the pro forma financial condition of the Borrowers for the periods depicted therein. The Pro Forma Financial Projections represent the reasonable and best estimate of the Borrowers of the future operations of the Borrowers and are based upon past operations of the businesses of Superior and Bradford, good faith estimates of the future financial performance of the Borrowers and assumptions believed by the Borrowers to be reasonable based on current reasonably foreseeable economic conditions.
          (c) As of the Closing Date, each Loan Party is Solvent and will be Solvent after (i) the making of each Revolving Credit Loan, (ii) the execution and delivery of this Agreement and the other Loan Documents to which it is a party, and (iii) the perfection of the Liens granted to the Lender in connection with the Collateral Documents.
     Section 5.05 Ownership and Management. Schedule 5.05 attached hereto sets forth, as of the Closing Date, (i) each record, and to the knowledge of the Borrowers, beneficial owner of five percent (5.0%) or more of the outstanding shares of each class of equity securities of SWS registered under Section 12 of the Securities Exchange Act of 1934, as amended, and (ii) the authorized capitalization, the number of each class of capital stock issued and outstanding and the names of the record and beneficial owners of all of the issued and outstanding shares of capital stock of Superior, Bradford and the other Loan Parties excluding SWS. As of the Closing Date, except as disclosed in Schedule 5.05, there are no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which the Borrowers and the other Loan Parties are bound providing for the issuance of shares of capital stock of Superior or Bradford, or for the issuance of any securities convertible or exchangeable, actually or contingently, into shares of capital stock of Superior or Bradford. Schedule 5.05 contains a complete list of all officers and directors of each Loan Party as of the Closing Date.
     Section 5.06 Adverse Occurrences. Since March 31, 2005, no event or events have occurred which, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect. No Event of Default or Potential Default exists or would result from the incurring of any obligations by the Borrowers under the Loan Documents or from the grant or perfection of the Liens of the Lender on the Collateral.
     Section 5.07 Existing Indebtedness. All existing Indebtedness of the Loan Parties as of the Closing Date is set forth on Schedule 5.07 attached hereto.
     Section 5.08 Information. All information furnished or to be furnished by the Loan Parties to the Lender is and will be in all material respects true and accurate and the Borrowers have disclosed to the Lender in writing any fact known to the Borrowers which could reasonably be expected to have a Material Adverse Effect.
     Section 5.09 Assets, Liens and Insurance. (a) With respect to all of the properties and assets of the Loan Parties reflected in the Interim Balance Sheets and all other assets and properties of the Loan Parties necessary for the ordinary conduct of their respective businesses, the Loan Parties have (i) good, sufficient and legal title thereto (in the case of all fee interests in real property), (ii) valid leasehold interests therein (in the case of all leasehold interests in real or personal property), (iii) valid licenses therein (in the case of licensed intangible properties), and (iv) good title thereto (in the case of all other personal property). All such properties and assets are free and clear of all Liens except Permitted Liens.
          (b) Schedule 5.09 attached hereto contains a true, accurate and complete list as of the Closing Date of (i) all real property owned in fee simple by the Loan Parties, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each real property asset of the Loan Parties, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, except as specified in Schedule 5.09, each agreement referenced in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrowers do not have knowledge of any default that has occurred and is continuing thereunder (except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect), and each such material agreement constitutes the legally valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms.
          (c) Schedule 5.09 attached hereto lists as of the Closing Date all insurance policies and other bonds to which the Loan Parties are a party, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Loan Parties in accordance with prudent business practice in the industry of the Loan Parties.
     Section 5.10 Contractual Obligations. Each Loan Party is in material compliance with the provisions of all contracts, licenses, instruments and other commitments of any kind material to the financial condition, properties, assets or prospects of such Loan Party, and no event has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default thereunder except to the extent that such failure to comply or such default could not reasonably be expected to have a Material Adverse Effect. No Loan Party is a party to, or is it otherwise subject to, any agreement, instrument or any charter or other internal restrictions compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 5.11 Taxes. All tax returns required to be filed by the Loan Parties have been properly prepared, executed and filed and all taxes, assessments, fees and other governmental charges upon the Loan Parties or upon any of their properties, income, sales or franchises which are due and payable have been paid except (i) to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings with adequate reserves maintained in accordance with GAAP or (ii) to the extent that the failure to make such payments could not reasonably be expected to have a Material Adverse Effect. The Borrowers do not know of any proposed additional assessment or basis for any material assessment for additional taxes against the Loan Parties (whether or not reserved against by the Loan Parties) that would be material to the condition (financial or otherwise) of the Loan Parties.
     Section 5.12 Margin Stock; Investment Company. None of the proceeds of the Revolving Credit Loans will be used by the Borrowers for the purpose of buying or carrying any margin stock (“Margin Stock”) as such term is defined in Regulation U, Regulation X or Regulation G promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, or to reduce or retire any loan or advance incurred to purchase or carry Margin Stock. The Borrowers are not and will not become engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no part of the proceeds of any borrowing hereunder will be used to extend credit to others for the purpose of purchasing or carrying any Margin Stock. No Loan Party is, or will become, an “investment company” or a company “controlled” by an “investment company”, as each of such terms are defined in the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.
     Section 5.13 Intellectual Property Rights. Each Loan Party owns or possesses rights to use all patents, trademarks, trade names, service marks, copyrights, licenses, permits and franchises, and all rights in respect of the foregoing (collectively, “Intellectual Property Rights”) required to conduct its business as now conducted, or as presently contemplated to be conducted, without any conflict with, or infringement upon rights of, other Persons, and to the best of the Borrowers’ knowledge, such Loan Party is not in violation of any valid rights of others with respect to any of the foregoing.

     Section 5.14 Environmental Laws. (a) Except as disclosed on Schedule 5.14 attached hereto, each Loan Party and its Environmental Affiliates are in compliance with all applicable Environmental Laws, except for such non-compliance which, individually or in the aggregate, has not, and reasonably could not be expected to have, a Material Adverse Effect.
          (b) Except as disclosed on Schedule 5.14 attached hereto, each Loan Party and its Environmental Affiliates have obtained all Environmental Approvals necessary or desirable for the ownership and operation of their respective properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated except where the failure to obtain such Environmental Approvals could not reasonably be expected to have a Material Adverse Effect . Except as disclosed on Schedule 5.14 attached hereto, each of such Environmental Approvals is in good standing and each Loan Party and its Environmental Affiliates are in compliance with all material terms of such Environmental Approvals except for such non-compliance which, individually or in the aggregate, has not, and reasonably could not be expected to have, a Material Adverse Effect.
          (c) Except as disclosed on Schedule 5.14, there is no Environmental Claim pending, or to the knowledge of the Borrowers, threatened or contemplated, and there are no past or present acts, omissions, events or circumstances (including any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Hazardous Materials at, on or under any facility or property now or previously owned, operated or leased by the Loan Parties or any of their respective Environmental Affiliates) that could form the basis of any Environmental Claim against the Loan Parties or their Environmental Affiliates, except for matters which, if adversely decided, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.14, neither the Loan Parties nor any of their Environmental Affiliates has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials off-site. Each Loan Party and its Environmental Affiliates have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.
          (d) Except as disclosed on Schedule 5.14, no facility or property now or previously owned, operated or leased by the Loan Parties or any of their Environmental Affiliates is an Environmental Cleanup Site. Except as disclosed on Schedule 5.14 attached hereto, neither the Loan Parties nor any of their Environmental Affiliates has directly transported or directly arranged for the transportation of any Hazardous Materials to any Environmental Cleanup Site. No Lien exists, and no condition exists which could result in the filing of a Lien under any Environmental Law against any property of the Loan Parties or any of their Environmental Affiliates.
     Section 5.15 Collateral Documents. The provisions of the Security Agreement and the other Collateral Documents create legal and valid Liens on all of the Collateral in favor of the Lender, and such Liens, after the filing of all necessary UCC-1 financing statements and any continuation statements relating thereto, as necessary, constitute perfected and continuing Liens on such Collateral, securing the Obligations, enforceable against the Loan Parties and all other Persons, and having priority over all other Liens on the Collateral except in the case of (i) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Lender pursuant to any applicable Law or agreement, and (ii) Liens perfected only by possession (including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain possession of such Collateral.
     Section 5.16 Bankruptcy; Insolvency. No Loan Party has applied for or consented to the appointment of a receiver, trustee, custodian or liquidator for itself or any of its properties, admitted in writing its inability to pay its debts as they mature, made a general assignment for the benefit of creditors, been adjudicated a bankrupt or insolvent or filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, and no action has been taken by the Loan Parties for the purpose of effecting any of the foregoing.
     Section 5.17 Compliance with Laws. Neither the operation of the businesses of the Loan Parties nor the development, manufacture, assembly or sale of the products or services of the Loan Parties violate any Law applicable to the Loan Parties, including, without limitation, the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, et. seq., as amended, except to the extent that any such violation has not, and reasonably could not be expected to have, a Material Adverse Effect. No Loan Party has been indicted under any criminal statute, nor has any criminal or civil proceedings been commenced against a Loan Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of such Loan Party except to the extent that such forfeiture has not, and reasonably could not be expected to have, a Material Adverse Effect.
     Section 5.18 Locations. As of the Closing Date, Schedule 5.18 attached hereto sets forth the location of (i) the chief executive office of each Borrower, (ii) the offices where each Borrower keeps its records concerning its Inventory, Accounts, contracts and other properties, (iii) each place of business of the Borrowers, including the location of the Borrowers’ Inventory and equipment, together with the name and address of each Person having possessory rights (as owner, landlord, warehouseman, processor or otherwise) to such locations. Except as disclosed on Schedule 5.18, none of the foregoing locations has changed within 12 months preceding the Closing Date.
     Section 5.19 ERISA Plans. Except as disclosed in Schedule 5.19:
          (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrowers, nothing has occurred which would cause the loss of such qualification. The Borrowers and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan;
          (ii) There are no pending or, to the knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Authority, with respect to any Plan which has or could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has or could reasonably be expected to have a Material Adverse Effect; and
          (iii) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any Unfunded Pension Liability; (C) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (E) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     Section 5.20 Eligible Accounts. Each Account scheduled, listed or referred to as an Eligible Account in a Borrowing Base calculation, a Borrowing Base Certificate or any other certificate, statement or report prepared by or for the Borrowers and delivered to the Lender and upon which the Borrowers are basing availability to obtain a Revolving Credit Loan satisfies all of the criteria necessary to qualify such Account as an Eligible Account.
     Section 5.21 Eligible Inventory. All Inventory scheduled, listed or referred to as Eligible Inventory in a Borrowing Base calculation, a Borrowing Base Certificate or any other certificate, statement or report prepared by or for the Borrowers and delivered to the Lender and upon which the Borrowers are basing availability to obtain a Revolving Credit Loan satisfies all of the criteria necessary to qualify such Inventory as Eligible Inventory.
     Section 5.22 Business Operations. The principal business operations of the Borrowers as presently conducted, and as intended to be conducted after the date hereof, is set forth on Schedule 5.22 attached hereto. There is no strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other event or circumstance, not covered by business interruption insurance which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect
     Section 5.23 Labor Relations. None of the Loan Parties is a party to any collective bargaining agreement, there is no strike or request for union representation, no material labor dispute, grievance or controversy pending, or, to the knowledge of the Borrowers, threatened against the Loan Parties, including without limitation, any work stoppages, slowdowns or lockouts. There are no matters relating to the Loan Parties pending before the National Labor Relations Board or any similar state or local labor agency, nor, to the best of the Borrowers’ knowledge, is any Loan Party engaged in any unfair labor practices, and the Borrowers believe the Loan Parties have good labor relations with their employees.
     Section 5.24 Contemporaneous Exchange. The attachment and perfection of the security interests in the Collateral effected on the Closing Date by virtue of the Collateral Documents executed and delivered pursuant to this Agreement are intended by the Lender and the Borrowers to be a contemporaneous exchange for new value given to the Borrowers by virtue of the consummation of the transactions contemplated by this Agreement and are, in fact, a substantially contemporaneous exchange for such new value.
     Section 5.25 Anti-Terrorism Laws. (a) None of the Loan Parties nor, to the Borrowers’ knowledge, any Affiliate of a Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     (b) None of the Loan Parties nor, to the Borrowers’ knowledge, any Affiliate of a Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Revolving Credit Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):
          (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
          (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
          (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

          (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
          (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or
          (vi) a person or entity who is affiliated or associated with a person or entity listed above.
     (c) No Loan Party or, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
     Section 5.26 Disclosure. No representation or warranty made by the Loan Parties in the Loan Documents, no statement made or to be made by the Loan Parties in any financial information, certificate, report, exhibit or document furnished or to be furnished by the Loan Parties to the Lender pursuant to or in connection herewith or therewith contains or will contain any untrue material statement or omits or will omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made provided that, with respect to any projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. The Borrowers have made full and true disclosure of all information known to the Borrowers, financial or otherwise, relating to the Loan Parties or in connection with the transactions contemplated hereby which has resulted, or which could reasonably be expected to result, in a Material Adverse Effect provided that, with respect to any projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
ARTICLE VI. AFFIRMATIVE COVENANTS
Until payment in full of all of the Revolving Credit Loans and other Obligations, cancellation or expiration of all Letters of Credit and termination of all commitments of the Lender to make Revolving Credit Loans, the Borrowers covenant and agree to perform each of the covenants set forth below in this Article VI unless the Lender waives compliance in writing.
     Section 6.01 Use of Proceeds. The Borrowers will use the proceeds of the Revolving Credit Loans for the purposes set forth on Schedule 6.01 attached hereto and for no other purposes. No portion of the proceeds of the Revolving Credit Loans will be used directly or indirectly for the purpose of purchasing or carrying any Margin Stock. The Borrowers will furnish the Lender such evidence as the Lender may reasonably require with respect to the use of the proceeds of the Revolving Credit Loans.
     Section 6.02 Financial Information and Compliance Certificates. (a) The Borrowers shall deliver to the Lender, in form and detail satisfactory to the Lender, all of the following:
          (i) As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of SWS, the consolidated balance sheets of SWS and its Subsidiaries, and the related consolidated statements of income, equity and cash flow for such Fiscal Year, with accompanying footnotes, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year, and certified by Schneider Downs & Co., Inc. or such other independent certified public accounting firm acceptable to the Lender (the “Independent Accountants”). The report of the Independent Accountants shall be free of exceptions or qualifications not acceptable to the Lender (including any exception, qualification or explanation relating to the ability to continue as a going concern or independence), and a copy of such certificate or report signed by the Independent Accountants shall be delivered to the Lender, and shall in any event contain a written statement of the Independent Accountants substantially to the effect that (A) the Independent Accountants examined such financial statements and balance sheets in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as the Independent Accountants considered necessary under the circumstances, (B) the Independent Accountant performed the audit in full and complete compliance with Statement on Auditing Standards No. 82, “Consideration of Fraud in a Financial Statement Audit”, and any successor standards, interpretations or amendments thereto, and their audit included such procedures that, in their opinion, were sufficient to have a reasonable assurance to detect material fraud, (C) such financial statements present fairly the consolidated financial position of SWS and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with that of the preceding Fiscal Year (except for changes in application in which the Independent Accountants concur), and (D) in making the examination necessary for their audit, the Independent Accountants did not become aware of any Event of Default or Potential Default, or if they did become so aware, such certificate or report shall state the nature and period of existence thereof. To the extent that SWS’s annual report on Form 10-K filed with the Securities and Exchange Commission contains any of the foregoing items, the Lender will accept SWS’s annual report on Form 10-K in lieu of such items;
          (ii) As soon as available and in any event within forty five (45) days after the close of each of the first three Fiscal Quarters in each Fiscal Year of SWS, a consolidated balance sheet of SWS and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income and changes in financial position of SWS and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, fairly presenting the financial condition of SWS and its Subsidiaries as at such date and the results of operations of SWS and its Subsidiaries for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by a Responsible Officer of SWS as having been prepared on a basis consistent with the most recent annual financial statements delivered pursuant to Section 6.02(a) (i) except as disclosed therein. To the extent that SWS’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission contains any of the foregoing items, the Lender will accept SWS’s quarterly report on Form 10-Q in lieu of such items;
          (iii) As soon as practicable and in any event within ten (10) days of delivery to a Borrower, a copy of (A) any management letter prepared by the Independent Accountant and delivered to a Borrower in connection with the financial statements referred to in Section 6.02(a)(i), and (B) any letter issued by the Independent Accountants or other management consultants with respect to recommendations relating to the Borrowers’ financial or accounting systems or controls;
          (iv) No later than twenty-five (25) days after the end of each calendar month, and upon request by the Lender at any time after a Potential Default or an Event of Default has occurred and is continuing, a duly completed Borrowing Base Certificate signed by a Responsible Officer of the Borrowers together with such supporting information related thereto as the Lender shall reasonably request;
          (v) Not later than forty five (45) days after the end of each Fiscal Quarter, a compliance certificate (a “Compliance Certificate”) dated the date thereof, signed by a Responsible Officer of the Borrowers, demonstrating in reasonable detail compliance for the applicable period with the financial maintenance covenants set forth in Section 7.01;
          (vi) promptly upon their becoming available, copies of: (A) all 10-K, 10-Q and 8-K reports filed by a Borrower with the Securities and Exchange Commission and other financial statements, reports, notices and proxy statements made publicly available by any Borrower to its security holders; (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Borrower with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (C) all press releases and other statements made available by any Borrower to the public concerning material changes or developments in the business of any such Person;
          (vii) Promptly, any supplemental disclosures as required from time to time under Section 6.15; and
          (viii) Promptly after the request of the Lender, such additional information regarding the business, financial, corporate or partnership affairs of the Borrowers or any Subsidiary as the Lender may from time to time reasonably request.
          (b) Concurrently with the delivery of the financial information required under Section 6.02(a)(i) and (ii), the Borrowers shall furnish to the Lender a certificate dated the date thereof, signed by a Responsible Officer of the Borrowers and stating that to the knowledge of such Responsible Officer (after due and diligent inquiry), (i) the representations and warranties set forth in Article V of this Agreement are true and correct in all material respects as of the date of the delivery of such financial information, except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respect as of such earlier date and (ii) no Event of Default or Potential Default has occurred and is continuing as of such date, or if any such Event of Default or Potential Default exists, specifying the nature and period of its existence and the action the Borrowers have taken, are taking and propose to take with respect thereto.
     Section 6.03 Books, Records and Visitation Rights. Each Borrower shall, and shall cause each of the other Loan Parties to, maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of such Borrower in order to permit financial statements to be prepared in accordance with GAAP. Each Borrower shall, and shall cause each of the other Loan Parties to, permit representatives and independent contractors of the Lender to visit and inspect any of its properties during normal business hours after reasonable notice and in accordance with applicable safety rules, to examine and audit its financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, employees, agents and servants and with the Independent Accountant, and in furtherance thereof, each Borrower hereby authorizes all of such Persons to discuss the same with representatives and independent contractors of the Lender at such times and as often as the Lender may reasonably request, all at the reasonable expense of the Borrowers. If the Loan Parties now or at any time hereafter maintain any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, the Borrowers, upon request of the Lender, shall notify such party to permit the Lender free access to such records at all reasonable times and to provide the Lender with copies of any records it may request, all at the

Borrowers’ reasonable expense. After the occurrence and during the continuance of a Potential Default or an Event of Default, the Lender may do any of the foregoing as often and at such times as the Lender may determine in its sole discretion without advance notice.
     Section 6.04 Compliance with Laws. Each Borrower shall, and shall cause each of the other Loan Parties to, conduct its business in compliance with all applicable Laws, including, without limitation, the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq., as amended, and the Immigration Reform and Control Act of 1986, 8 U.S.C. §1324a, as amended, except to the extent that the failure to be in compliance with any applicable Law could not reasonably be expected to have a Material Adverse Effect.
     Section 6.05 Notices. (a) The Borrowers shall promptly notify the Lender of the following events:
          (i) The occurrence of a Potential Default, an Event of Default or any event or events which, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect;
          (ii) The entry of a Lien against the Collateral or the other assets and properties of the Loan Parties;
          (iii) Any litigation, arbitration or investigation or proceeding of any Authority not previously disclosed by the Borrowers to the Lender which has been instituted or, to the knowledge of the Borrowers, is threatened against the Loan Parties or to which any of their properties, assets or revenues are subject which (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) relates to this Agreement, any Collateral Document or any other Loan Document;
          (iv) Any development which could reasonably be expected to have a Material Adverse Effect shall occur in any litigation, arbitration or investigation or proceeding of any Authority against (or, to the knowledge of the Borrowers affecting) the Loan Parties or any of their assets or properties which has previously been disclosed by the Borrowers to the Lender;
          (v) The occurrence of any default under any lease, bailment agreement or other agreement relating to the location where Collateral may be stored or any other business locations of the Loan Parties or the receipt by the Borrowers of notice of the alleged occurrence of a default under any such Contractual Obligation, in each case which could reasonably be expected to have, individually or together with other similar occurrences, a Material Adverse Effect;
          (vi) The occurrence of any of the following events except to the extent disclosed on Schedule 5.14: (A) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Loan Parties or any of their respective Environmental Affiliates or properties pursuant to any applicable Environmental Laws, (B) any other Environmental Claims against the Loan Parties or any of their respective Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including but not limited to any Release at, on or under any facility or property now or previously owned, operated or leased by the Loan Parties or any of their respective Environmental Affiliates) that is known to the Borrowers and could form the basis of such Environmental Claim, which Environmental Claim individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (C) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Loan Parties that is known to the Borrowers and could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws which could reasonably be expected to have a Material Adverse Effect;
          (vii) Any breach or non-performance of, or any default under, any Contractual Obligation of the Loan Parties which could reasonably be expected to have a Material Adverse Effect;
          (viii) The occurrence of any of the following events affecting the Borrowers or any ERISA Affiliate, and the Borrowers shall also deliver to the Lender a copy of any notice with respect to such event that is filed with an Authority and any notice delivered by an Authority to the Borrowers or any ERISA Affiliate with respect to such event:
               (A) an ERISA Event involving $50,000 or more;
               (B) a material increase in the Unfunded Pension Liability of any Pension Plan;
               (C) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrowers or any ERISA Affiliate; or
               (D) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;
          (ix) Any material change in accounting policies or financial reporting practices by the Loan Parties;
          (x) Any change in the location of any of its places of business, or the establishment of any new, or the discontinuance of any existing, place of business or location of Collateral comprising more than ten percent (10.0%) of the total value of all Collateral in the aggregate, and such notice shall contain details of the new location and the name and address of the landlord or bailee (as applicable), if any, of such new location; and
          (xi) Any material casualty or force majeure affecting the value of the Collateral which could reasonably be expected to have a Material Adverse Effect.
        (b) Each notice under Section 6.05(a) shall be accompanied by a written statement by a Responsible Officer of the Borrowers setting forth details of the occurrence referred to in such notice, and stating what action the affected Loan Parties propose to take with respect thereto and at what time.
     Section 6.06 Insurance. (a) Each Borrower shall, and shall cause each of the other Loan Parties to, maintain insurance with respect to its business and properties (including the Collateral) of such types, in such amounts and against such risks, hazards, loss, damage, liabilities, casualties and contingencies as are customarily maintained by Persons engaged in the same or similar business, such insurance to be with financially sound and reputable independent insurers and to include, but not be limited to, comprehensive public liability, property and casualty insurance, fire insurance with extended coverage, flood insurance (where appropriate) and worker’s compensation insurance, and in addition, will carry business interruption insurance in such amounts as may be required by the Lender. In the case of insurance on any of the Collateral, the Borrowers shall carry insurance in the full insurable value thereof. In no event shall any of such insurance be maintained in an amount less than that which may reasonably be required by the Lender. Such insurance shall include a noncontributory, standard loss payee or mortgagee endorsement, as appropriate, naming the Lender as loss payee and an additional insured, as its interests may appear, and provide for written notice to the Lender at least thirty (30) days prior to any cancellation, non-renewal or amendment thereof. Upon request of the Lender, the Borrowers shall deliver to the Lender original or duplicate policies of such insurance. If a Loan Party fails to maintain the aforementioned insurance, the Lender may do so and such cost may, at the Lender’s option, constitute a Revolving Credit Loan disbursed to the Borrowers.
          (b) The Borrowers assign and set over to the Lender all monies which may become payable on account of any insurance on the Collateral (“Insurance Proceeds”). The Borrowers shall promptly notify the Lender of any loss, damage, or destruction to the Collateral, whether or not covered by insurance. So long as no Event of Default has occurred and is continuing, if the Insurance Proceeds are not greater than $1,000,000, then the Lender will permit the Borrowers to apply such proceeds to either (i) repair the damaged Collateral, or (ii) replace the destroyed Collateral with Collateral of the same or similar type and function and of at least equivalent value (in the reasonable business judgment of the Lender), provided such replacement Collateral is made subject to the lien and security interest created by the Collateral Documents and constitutes a perfected first priority lien on and security interest in such Collateral (subject only to Permitted Liens). If an Event of Default has occurred and is continuing or the Insurance Proceeds are greater than $1,000,000, the Lender may, in its reasonable discretion, require the Borrowers to use such proceeds to prepay the Loans or agree to permit the Borrowers to apply such proceeds to either (x) repair the damaged Collateral, or (y) replace the destroyed Collateral with Collateral of the same or similar type and function and of at least equivalent value (in the sole judgment of the Lender), provided such replacement Collateral is made subject to the lien and security interest created by the Collateral Documents and constitutes a perfected first priority lien on and security interest in such Collateral (subject only to Permitted Liens). To the extent not used to replace, repair, restore or rebuild the Collateral, the Insurance Proceeds shall be applied to the Obligations in such order as the Lender shall determine in its sole discretion. Any balance of Insurance Proceeds remaining in the possession of the Lender after payment in full of the Obligations shall be paid over to the Borrowers.
     Section 6.07 Taxes. Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings with adequate reserves maintained in accordance with GAAP, the Borrowers shall, and shall cause each of the other Loan Parties to, pay and discharge or cause to be paid and discharged, all taxes, assessments and governmental charges and social security and wage tax withholdings imposed upon the Loan Parties and their respective properties prior to the date when any penalty would accrue for the nonpayment thereof.
     Section 6.08 ERISA Compliance. The Borrowers shall, and shall cause each of their ERISA Affiliates to, (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification, and (iii) make all required contributions to any Plan subject to Section 412 of the Code.
     Section 6.09 Maintenance of Properties. Subject to Dispositions permitted under Section 7.12, the Borrowers shall, and shall cause each of the other Loan Parties to, maintain and preserve the Collateral and their other properties (including, without limitation, its leased properties) in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary or appropriate repairs, renewals, replacements, substitutions, additions, betterments and improvements thereto so that the efficiency for all such properties shall at all times be properly preserved and maintained.

     Section 6.10 Maintenance of Existence; Management. (a) The Borrowers shall, and shall cause each of the other Loan Parties to, maintain their corporate, partnership or limited liability company existence in good standing, and maintain in effect all licenses, permits, franchises and privileges necessary for the normal conduct of their respective businesses other than those licenses, permits, franchises and privileges, the failure of which to maintain, could not reasonably be expected to have a Material Adverse Effect.
          (b) Each Borrower will promptly notify the Lender in writing of any change in its board of directors or executive officers.
     Section 6.11 Environmental Matters. (a) The Borrowers shall, and shall cause each of the other Loan Parties to, conduct their operations and keep and maintain their properties in compliance in all material respects with all Environmental Laws.
          (b) Upon the written request of the Lender, the Borrowers shall submit to the Lender, at the Borrowers’ sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report that could, individually or in the aggregate, result in liability in excess of $1,000,000, provided, that so long as no Potential Default or Event of Default exists and is continuing, the Borrowers shall not be obligated to prepare more than one (1) such report per Fiscal Year.
          (c) The Borrowers shall deliver to the Lender, as soon as practicable following the sending or receipt thereof by the Borrowers and the other Loan Parties, a copy of any and all written communications with respect to (i) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) any Release required to be reported to any federal, state or local governmental or regulatory agency unless such Release could not reasonably be expected to have a Material Adverse Effect, and (iii) any request for information from any governmental agency that suggests such agency is investigating whether the Loan Parties may be potentially subject to an Environmental Claim unless such Environmental Claim could not reasonably be expected to have a Material Adverse Effect.
          (d) The Borrowers shall deliver to the Lender prompt written notice describing in reasonable detail (i) any proposed acquisition of stock, assets, or property by the Loan Parties that could reasonably be expected to (A) expose the Loan Parties to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (B) affect the ability of the Loan Parties to maintain in full force and effect all material governmental authorizations required under any Environmental Laws for their respective operations, and (ii) any proposed action to be taken by the Loan Parties to modify current operations in a manner that would reasonably be expected to subject the Loan Parties to any material additional obligations or requirements under any Environmental Laws where such obligations or reimbursements could reasonably be expected to have a Material Adverse Effect.
          (e) The Borrowers shall promptly undertake any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials on, under or about any property or facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim that could, in either case, reasonably be expected to have a Material Adverse Effect. In the event the Borrowers undertake any such action with respect to any Hazardous Materials, the Borrowers shall conduct and complete such action in material compliance with all applicable Environmental Laws and in accordance in all material respects with the policies, orders and directives of all federal, state and local governmental Authorities except when, and only to the extent that, the liability of the Borrowers with respect to such Hazardous Materials is being contested in good faith by the Borrowers.

          (f) The Borrowers shall promptly take any and all reasonable actions necessary to (i) cure any violation of applicable Environmental Laws by the Loan Parties where such violation could reasonably be expected to have a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against the Loan Parties (of which the Borrowers have notice) where such Environmental Claim could reasonably be expected to have a Material Adverse Effect, and discharge any material obligations it may have to any Person thereunder.
     Section 6.12 Reimbursable Costs and Expenses. The Borrowers shall pay all Reimbursable Costs and Expenses of the Lender incurred in connection with, or incident to:
          (i) the preparation, administration, amendment, modification or waiver of, or consent with respect to, this Agreement and the other Loan Documents, including any workout or other restructuring of the Obligations;
          (ii) any litigation, suit, proceeding, contest, dispute or action (whether instituted by the Lender or any other Person) in any way relating to the Collateral, this Agreement, the Collateral Documents and the other Loan Documents, including any litigation, suit, proceeding, contest, dispute or action taken by or on behalf of the Lender under the Bankruptcy Code or any other similar Law now or hereafter in effect;
          (iii) the inspection and audit of the books and records of the Loan Parties;
          (iv) the inspection, management, protection, custody, appraisement, sale or collection of, or realization upon, the Collateral and any other assets or properties securing the payment of the Obligations;
          (v) the collection or attempted collection of the Obligations; and
          (vi) the perfection, protection, continuation, enforcement or termination of any Liens granted to the Lender to secure payment of the Obligations.
In the event the Lender pays any Reimbursable Costs and Expenses, upon payment thereof, all such Reimbursable Costs and Expenses may, at the Lender’s option, constitute a Revolving Credit Loan disbursed to the Borrowers as a Prime Rate Tranche.
     Section 6.13 Further Assurances. (a) Promptly upon request by the Lender, the Borrowers shall, and shall cause each of the other Loan Parties to, take such further actions and execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Lender may reasonably require from time to time in order to (i) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other document executed in connection therewith. The Borrowers further agree that a carbon, photographic, facsimile or other reproduction of any financing statement or the Collateral Documents shall be sufficient as a financing statement and amendments, renewals and continuations thereof, and may be filed as such. EACH BORROWER AUTHORIZES THE LENDER TO FILE AND RECORD, AND EACH BORROWER FURTHER IRREVOCABLY APPOINTS THE LENDER, ITS AGENTS AND EMPLOYEES, AS ITS ATTORNEY-IN-FACT TO EXECUTE, DELIVER, FILE AND RECORD

IN THE NAME OF SUCH BORROWER, ANY FINANCING STATEMENTS OR ANY OF THE OTHER AFOREMENTIONED ITEMS AT ANY TIME AFTER SUCH BORROWER HAS FAILED TO DELIVER THE SAME TO THE LENDER AFTER REQUEST THEREFOR BY THE LENDER.
          (b) The Borrowers shall, and shall cause each of the other Loan Parties to, provide such additional documents, and perform such additional acts, as the Lender may reasonably deem necessary to effectively carry out the purposes of, or to confirm, this Agreement, the Collateral Documents and the other Loan Documents, or to enable the Lender to enforce any of its rights hereunder or thereunder.
     Section 6.14 Payment of Liabilities. Except to the extent the validity or amount thereof is being contested in good faith and by appropriate proceedings with adequate reserves maintained in accordance with GAAP, the Borrowers shall, and shall cause each of the other Loan Parties to, pay or discharge or cause to be paid or discharged:
            (i) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any property of the Loan Parties;
            (ii) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any property of the Loan Parties; and
            (iii) all other current liabilities of the Loan Parties which are overdue more than sixty (60) days.
     Section 6.15 True Disclosures. The Borrowers shall ensure that all written information, exhibits and reports furnished to the Lender by the Loan Parties do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances that existed at the time such statement was made provided that, with respect to any projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. From time to time as may be requested by the Lender (which request will not be made more frequently than once each year absent the occurrence and continuance of a Potential Default or an Event of Default), the Borrowers shall supplement each disclosure schedule provided by the Borrowers to the Lender in connection with the representations of the Borrowers contained in Article V, or each representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the Closing Date, would have been required to be set forth or described in such disclosure schedule or as an exception to such representation or which is necessary to correct any information in such disclosure schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any disclosure schedule, such disclosure schedule shall be appropriately marked to show the changes made therein); provided that (i) no such supplement to any such disclosure schedule or representation shall be deemed a waiver of any Potential Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Lender in writing; and (ii) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.
     Section 6.16 Security Interests. (a) The Borrowers shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. The Borrowers shall comply with the requirements of all state and federal laws in order to grant to the Lender valid and perfected first priority security interests in the Collateral, subject to Permitted Liens. Each Borrower irrevocably authorizes the Lender at any time and from time to time to file in any jurisdiction any initial financing statements, amendments thereto and continuations thereof that (i) indicate the Collateral as described in the Collateral Documents, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the state or such jurisdiction, and (ii) contain any other information required by part 5 of Article 9 of the applicable UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether a Borrower is an organization, the type of organization and any organization identification number issued to such Borrower, or in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Borrower also ratifies its authorization for the Lender to have filed in any jurisdiction any like initial financing statements or amendments thereto if filed prior to the Closing Date.
          (b) Upon request of the Lender after the occurrence of a Potential Default or Event of Default, the Borrowers shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or other location where Collateral is located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be satisfactory in form and substance to the Lender (each such agreement or letter being a “Collateral Access Agreement”).
     Section 6.17 New Guarantors. The Borrowers will cause each Subsidiary of the Borrowers created, acquired or otherwise existing on or after the Closing Date to immediately execute and deliver a Guaranty Agreement, and shall execute and deliver, and cause each such Subsidiary to execute and deliver, to the Lender, all such Loan Documents and other documents, and take all such actions, and cause each such Subsidiary to take all such actions, as may reasonably be required by the Lender in connection therewith.
ARTICLE VII. NEGATIVE COVENANTS
Until payment in full of all of the Revolving Credit Loans and other Obligations, cancellation or expiration of all Letters of Credit and termination of all commitments of the Lender to make Revolving Credit Loans, the Borrowers covenant and agree to perform each of the covenants set forth below in this Article VII unless the Lender waives compliance in writing.
     Section 7.01 Financial Covenants. (a) Leverage Ratio. The Borrowers will not permit the Leverage Ratio of SWS and its Subsidiaries, on a consolidated basis, to exceed 3.0 to 1.0 at any time. The Leverage Ratio of SWS and its Subsidiaries, on a consolidated basis, shall be tested at the end of each Fiscal Quarter of SWS, and calculated for the four (4) consecutive Fiscal Quarters then ended, treating each such rolling period of four (4) consecutive Fiscal Quarters as one accounting period; and
          (b) Adjusted Tangible Net Worth. The Borrowers will not permit the Adjusted Tangible Net Worth of SWS and its Subsidiaries, on a consolidated basis, to be less than $75,000,000 at any time through April 30, 2006, and after that date, in an amount to be agreed upon by the Borrowers and Lenders on or before May 31, 2006. If the Borrowers and the Lender fail to so agree, the Adjusted Tangible Net Worth shall be in an amount required by the Lender. Adjusted Tangible Net Worth shall be tested at the end of each Fiscal Quarter of SWS. From April 30, 2006 until a new amount is established as aforesaid either by agreement of the Borrowers and the Lender or by the Lender alone, the required Adjusted Tangible Net Worth shall continue to be $75,000,000.
     Section 7.02 Fundamental Changes. The Borrowers will not, and will not permit any other Loan Party to, merge, consolidate or amalgamate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or dissolve, liquidate, reorganize or adopt a plan of exchange as to their equity interests except that any Loan Party may, so long as no

Potential Default or Event of Default shall have occurred or be continuing or result therefrom, be merged or combined with or into any Borrower or any wholly-owned Subsidiary of a Borrower, provided that if such merger involves a Borrower, (i) such Borrower shall be the surviving entity and (ii) no Change of Control shall result therefrom.
     Section 7.03 Restricted Payments. The Borrowers will not, and will not permit any other Loan Party to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, provided, however, so long as no Potential Default or Event of Default has occurred and is continuing or would be caused thereby, (i) the Borrowers may make dividend payments or other distributions to their shareholders, and (ii) the other Loan Parties may make dividend payments or other distributions to the Borrowers.
     Section 7.04 Indebtedness. The Borrowers will not, and will not permit any other Loan Party to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
          (i) Indebtedness outstanding to the Lender or its Affiliates, including Indebtedness incurred pursuant to this Agreement, Hedging Contracts or otherwise;
          (ii) Indebtedness consisting of Guarantees permitted pursuant to Section 7.05;
          (iii) Indebtedness existing on the Closing Date and set forth on Schedule 5.07; and any extensions, refinancing, renewals or replacements of any such Indebtedness; provided that the principal amount of such Indebtedness is not increased in connection therewith or secured by any additional assets;
          (iv) Indebtedness owing by any Loan Party to any other Loan Party with respect to intercompany loans, provided, that:
          (A) the applicable Loan Parties shall have executed and delivered to such Loan Party, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by any Loan Party to any other Loan Party, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Lender and shall be pledged and delivered to the Lender as additional collateral security for the Obligations;
          (B) there are no restrictions whatsoever on the ability of the applicable Loan Party to repay such loan;
          (C) the Loan Parties shall record all intercompany transactions on their books and records in a manner reasonably satisfactory to the Lender;
          (D) at the time any such intercompany loan or advance is made by a Loan Party and after giving effect thereto, such Loan Party shall be Solvent; and
          (E) no Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan;

          (v) accounts payable to trade creditors on ordinary and customary terms arising out of transactions (other than borrowings) in the ordinary course of business, provided that such accounts payable shall be promptly paid and discharged within ninety (90) days from the date when due, except those accounts which are validly being contested;
          (vi) purchase money Indebtedness (including Capital Lease Obligations) representing the portion of the purchase price of any office equipment, data processing equipment (including, without limitation, computer and computer peripheral equipment), trucks, tractors, trailers and other transportation equipment which may be secured by Liens permitted under Section 7.06(iii), provided such purchase money Indebtedness shall not exceed, in the aggregate, $7,500,000 outstanding at any time;
          (vii) Guarantees of Indebtedness of any other Loan Party;
          (viii) Indebtedness consisting of surety bonds that a Loan Party is required to obtain in order to comply with applicable Law or the requirements of any Authority;
          (ix) contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business; and
          (x) Other Indebtedness incurred after the Closing Date provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness of the Loan Parties does not exceed an amount equal to $7,500,000.
     Section 7.05 Investments, Acquisitions, Loans and Advances. The Borrowers will not, and will not permit any other Loan Party to, purchase or acquire any capital stock, equity interest, or obligations or other securities of, or any interest in, any Person, including, without limitation, becoming a partner in any partnership or joint venture, or make any Acquisition of any Person or any advance, loan, extension of credit or capital contribution to any Person, or create, incur, assume or suffer to exist any Guarantee, or make any commitment for any of the foregoing, except:
          (i) those existing on the Closing Date and described on Schedule 7.05 provided that the Loan Parties may not increase the amount thereof (as reduced from time to time by any sale thereof), other than increases due solely to any change in the valuation thereof.;
          (ii) investments in cash and Cash Equivalents;
          (iii) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;
          (iv) loans and advances for travel and entertainment expenses, relocation costs and similar purposes to officers and employees of the Loan Parties, all of which are incurred in the ordinary course of business, up to a maximum of $100,000 to any officer or employee and up to a maximum of $300,000 in the aggregate at any one time outstanding; and

          (v) Loans and advances by a Loan Party to any other Loan Party permitted under Section 7.04(iv);
          (vi) Acquisitions, provided that (A) immediately before and after giving effect to such Acquisition, no Default or Potential Default shall exist or shall have occurred and be continuing and the representations and warranties contained in Article V shall be true and correct on and as of the date thereof (both before and after such Acquisition is consummated) as if made on the date such Acquisition is consummated, (B) at least five (5) Business Days’ prior to the consummation of such Acquisition, the Borrowers shall have provided to the Lender an opinion of counsel as to appropriate matters, and (C) at least five (5) Business Days’ prior to the consummation of such Acquisition, the Borrowers shall have provided to the Lender a certificate of a Responsible Officer of the Borrowers attaching pro forma computations acceptable to the Lender to demonstrate compliance with all financial covenants hereunder giving effect to the Acquisition and for the four fiscal quarters following such Acquisition, each stating that such Acquisition complies with this Section 7.05(vi), all laws and regulations and that any other conditions under this Agreement relating to such transaction have been satisfied, and such certificate shall contain such other information and certifications as requested by the Lender and be in form and substance satisfactory to the Lender, and (d) the board of directors (or similar governing body) and the management of the target of such Acquisition has approved such Acquisition;
          (vii) Guarantees existing or contemplated as of the Closing Date and listed in Schedule 7.05 attached hereto; and
          (viii) Guarantees constituting Indebtedness permitted by Section 7.04;
          (ix) investments consisting of non-cash consideration with respect to any sale of assets by the Loan Party;
          (x) investments by any Loan Party in any other Loan Party;
          (xi) Investments not otherwise permitted by this Section 7.05 in an amount not to exceed $7,500,000 at anytime outstanding; and
          (xii) investments consisting of non-cash consideration with respect to any sale of assets by any Borrower or any Loan Party; and
          (xiii) investments consisting of extensions of credit, including without limitation, in the nature of accounts receivable arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business and investments by any Loan Party in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss.
     Section 7.06 Liens. The Borrowers will not, and will not permit any other Loan Party to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to the Collateral or any of their other assets or properties, whether now owned or hereafter acquired, other than the following Liens (each a “Permitted Lien” and collectively, “Permitted Liens”):
          (i) Liens existing on the Closing Date and described on Schedule 7.06 provided the principal amount secured thereby is not hereafter increased and no additional assets or properties of the Loan Parties become subject to such Liens;

          (ii) Liens in favor of the Lender, including those created under the Collateral Documents;
          (iii) purchase money security interests in property acquired or held by the Loan Party or leased subject to a Capital Lease Obligation, in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (A) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (B) such Lien attaches solely to the property so acquired in such transaction, (C) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (D) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed the amount permitted under Section 7.04(vi);
          (iv) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits made to secure payment of workers’ compensation insurance (or to participate in any fund in connection with workers’ compensation insurance), unemployment insurance or social security programs;
          (v) Liens in favor of mechanics, warehousemen, landlords, carriers, materialmen, repairmen and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
          (vi) Liens for taxes, assessments and other governmental charges or levies which are not delinquent or remain payable without penalty or are being contested in good faith and as to which adequate reserves have been established, provided that no notice of lien has been filed or recorded under the Code;
          (vii) Liens on the property of the Loan Parties securing (A) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (B) contingent obligations on surety and appeal bonds, and (C) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate could not (even if enforced) reasonably be expected to have a Material Adverse Effect;
          (viii) encumbrances consisting of zoning restrictions, easements, rights-of-way or other similar restrictions on the use of real property incurred in the ordinary course of business, provided that such items, in the aggregate, are not substantial in amount, do not materially impair the use of such property for the purposes intended or interfere with the ordinary conduct of the business of a Loan Party and none of which is violated by existing or proposed restrictions on land use; and
          (ix) Liens arising solely by virtue of any statutory or common law provision relating to Lender’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Loan Parties in excess of those set forth by regulations promulgated by the FRB, and (B) such deposit account is not intended by the Loan Parties to provide collateral to the depository institution.

     Section 7.07 Affiliate Transactions. The Borrowers will not, and will not permit any other Loan Party to, enter into or carry out any transaction with an Affiliate (including, without limitation, purchasing property or services from or selling property or services to any Affiliate), except:
          (i) those transactions set forth on Schedule 7.07;
          (ii) the entry into and carrying out of sales and purchases of goods and services or leases of real property by the Loan Parties with Affiliates if done in the ordinary course of business, pursuant to the reasonable requirements of its business upon terms no less favorable than would be obtainable in a comparable arm’s-length transaction and at least as favorable as comparable sales to or purchases from non-affiliated Persons or entities, if any; and
          (iii) transactions between or among the Loan Parties not involving an Affiliate that is not a Loan Party.
     Section 7.08 Business and Accounting Changes. No Borrower will (i) change its jurisdiction of incorporation or formation, change its corporate, partnership or trade name, or change its chief executive office, principal place of business, warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in each case without at least thirty (30) days prior written notice to the Lender and after the Lender’s written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of the Lender in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States or Canada, (ii) directly or indirectly engage in any business other than those described in Section 5.22 and other business activities reasonably related thereto provided the principal business conducted by each Borrower shall continue to be the business described in Section 5.22, (iii) discontinue any material part of the business presently being conducted by it, or (iv) make, or permit any other Loan Party to make, any change to its Fiscal Year or significant change in accounting treatment or reporting practices except as required by GAAP.
     Section 7.09 Insurance. The Borrowers will not, and will not permit any other Loan Party to, insure itself or any of its properties through captive insurance companies or through self-insurance, except worker’s compensation self-insurance.
     Section 7.10 Intentionally Left Blank.
     Section 7.11 Hazardous Materials. The Borrowers will not, and will not permit any other Loan Party to, allow any Hazardous Materials to be stored, contained, incorporated or used in or on any of its business locations, other than in compliance with all applicable Environmental Laws and other applicable Laws, or allow to occur any Release on or from any such properties at any time where such Release could reasonably be expected to have a Material Adverse Effect.
     Section 7.12 Disposition of Assets. The Borrowers will not, and will not permit any other Loan Party to, directly or indirectly, make a Disposition of (whether in one or a series of transactions) any of its property (including accounts and notes receivable, with or without recourse) or enter into any agreement or commitment to do any of the foregoing, except:
          (i) Dispositions of Inventory, or used, obsolete, worn-out or surplus equipment, all in the ordinary course of business;
          (ii) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of equipment used in the selling Loan Party’s business, or the proceeds of such sale are promptly applied to the purchase price of equipment used in the selling Loan Party’s business;
          (iii) Dispositions resulting from the bona fide exercise by an Authority of its actual power of eminent domain or other disposition required by applicable law; and
          (vi) Dispositions of property subject to a Permitted Lien that are transferred to a lienholder or its designee in satisfaction or settlement of the lienholder’s claim or a realization upon a security interest permitted under this Agreement.
     Section 7.13 Intentionally Left Blank..
     Section 7.14 Anti-Terrorism Laws. The Borrowers will not, and will not permit any other Loan Party to, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrowers shall deliver to the Lender any certification or other evidence requested from time to time by the Lender in its sole discretion, confirming compliance with this Section 7.14.
     Section 7.15 ERISA Compliance. No Borrower will, and will not suffer or permit any of its ERISA Affiliates to, (i) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Borrowers in an aggregate amount in excess of $50,000; (ii) cause any “accumulated funding deficiency” as defined in ERISA and/or the Code; (iii) terminate any Plan in a manner which could result in the imposition of a Lien on the property of the Borrowers pursuant to ERISA; (iv) terminate or consent to the termination of any Multiemployer Plan; or (v) incur a complete or partial withdrawal with respect to any Multiemployer Plan.
     Section 7.16 Changes in Organization Documents. The Borrowers will not, and will not permit any other Loan Party to, amend in any respect its articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, partnership agreement or other Organization Documents in a manner that would materially and adversely affect the Lender without obtaining the prior written consent of the Lender.
     Section 7.17 SWS. SWS will not engage in any trade or business other than incident to its ownership of the limited partnership interests of Superior and Bradford and the membership interest of the general partner of Superior and Bradford.
ARTICLE VIII. EVENTS OF DEFAULT
The occurrence or existence of any one or more of the following events or conditions (whatever the reason for such occurrence or existence and whether voluntary, involuntary or effected by operation of Law) shall constitute an Event of Default:
     Section 8.01 Failure to Make Payments. (a) The failure of the Borrowers to pay when due any principal of the Revolving Credit Loans or any L/C Obligation.

          (b) The failure of the Borrowers to pay within five (5) days of when due any interest or fee on the Revolving Credit Loans or any L/C Obligation, or any indemnity, expense or other amount due under this Agreement or any of the other Loan Documents.
     Section 8.02 Representations and Warranties. Any representation or warranty made or deemed to have been made by the Borrowers under this Agreement or any of the other Loan Documents or any statement made by the Borrowers in any financial statement, certificate, report, exhibit or document furnished by the Borrowers to the Lender pursuant to this Agreement or any of the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made or when reaffirmed (including by omission of material information necessary to make such representation, warranty or statement, in light of the circumstances under which it was made, not misleading).
     Section 8.03 Covenants and Agreements. (a) The failure of the Borrowers to observe, perform or abide by any covenant, agreement or provision applicable to it contained in Sections 6.02 and 6.06 of this Agreement, Article VII of this Agreement or any Hedging Contracts which give rise to Hedging Obligations.
          (b) The failure of the Borrowers to observe, perform or abide by any other covenant, agreement or provision of this Agreement (other than any provision embodied in or covered by any other Section of this Article VIII), or any covenant, agreement or provision of any other Loan Document, if such failure shall continue for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of the Borrowers knew or reasonably should have known of such failure, or (ii) written notice from the Lender to the Borrowers of such failure.
     Section 8.04 Defaults on Other Obligations. Any Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) greater than $2,500,000 and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure except to the extent the validity or amount thereof is being contested in good faith by such Borrower with reserves maintained in amounts satisfactory to the Lender; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Guarantee and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Guarantee to become payable.
     Section 8.05 Insolvency and Other Events. (a) An Insolvency Proceeding shall be instituted by a Loan Party with respect to itself and its properties, or a Loan Party shall take any action in furtherance of any such Insolvency Proceeding.
          (b) Any Loan Party (i) has an involuntary Insolvency Proceeding commenced or filed against it and any such proceeding or petition shall not be dismissed within ninety (90) days after commencement; (ii) admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

          (c) Any Loan Party shall (x) become insolvent, or generally fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due, (y) voluntarily cease to conduct its business in the ordinary course, or (z) make a general assignment for the benefit of creditors.
     Section 8.06 Final Judgments. A Final Judgment or Final Judgments are rendered against any Loan Party or against all of the Loan Parties (not adequately covered by insurance with respect to which the relevant insurance company has acknowledged coverage or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrowers) which, individually or in the aggregate, exceeds $2,500,000 and such Final Judgments remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive.
     Section 8.07 Execution on Properties. A writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been issued against a Borrower or any of its properties seeking to recover in excess of $2,500,000 which, within thirty (30) days after such issuance, shall not have been discharged.
     Section 8.08 ERISA Events. Any of the following events shall occur: (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,500,000; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans of the Borrowers at any time exceeds $2,500,000; or (iii) any Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,500,000.
     Section 8.09 The Collateral. There shall occur any uninsured material damage to, or loss, theft or destruction of, any Collateral consisting of personal property having a value in excess of $2,500,000, or a Person (other than the Lender) shall obtain possession of the Collateral by levy, distraint, replevin, self-help or other means of exercising rights as a creditor, or the Lender’s Liens in the Collateral are or become unperfected or no longer constitute first priority liens or security interests therein (subject only to Permitted Liens).
     Section 8.10 Termination of Loan Documents. This Agreement or any other Loan Document or any material term or provision hereof or thereof shall cease to be in full force and effect (except in accordance with the express terms of this Agreement or such other Loan Document), or the Borrowers or any other Person shall, or shall purport to, terminate (except in accordance with the terms of this Agreement or such other Loan Document), repudiate, declare voidable or void or otherwise contest, this Agreement or such other Loan Document or term or provision hereof or thereof or any obligation or liability of the Borrowers or such other Person hereunder or thereunder, as the case may be.
     Section 8.11 Change of Control. A Change of Control occurs unless consented to in writing by the Lender.
ARTICLE IX. REMEDIES
     Section 9.01 Rights of the Lender Upon Default. Upon the occurrence and during the continuance of an Event of Default:
          (i) If the Event of Default that has occurred is an Event of Default other than those specified in Section 8.05, then the Lender may do all or any of the following: (A) declare the Revolving Credit Commitment to be terminated, whereupon the Lender shall have no further obligation to make Revolving Credit Loans, (B) terminate the L/C

Commitment, whereupon the Lender shall have no further obligation to Issue or reissue Letters of Credit, (C) cause the Borrowers to provide Cash Collateral for all outstanding Letters of Credit in an amount equal to the aggregate Stated Amount thereof, and (D) declare the unpaid principal amount of the Revolving Credit Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice or act of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue;
          (ii) If the Event of Default that has occurred is an Event of Default specified in Section 8.05, then (A) the Revolving Credit Commitment shall automatically terminate and the Lender shall have no further obligation to make any Revolving Credit Loan, (B) the L/C Commitment shall automatically terminate, whereupon the Lender shall have no further obligation to Issue or reissue Letters of Credit, and (C) the unpaid principal amount of all Revolving Credit Loans, interest accrued thereon and all other Obligations shall automatically become due and payable without presentment, demand, protest or further act or notice of the Lender of any kind, all of which are hereby expressly waived by the Borrowers, and an action therefor shall immediately accrue;
          (iii) With respect to the Collateral, the Lender shall have all of the rights and remedies of a secured party or otherwise afforded to it by Law and such additional rights and remedies as are contained in the Loan Documents;
          (iv) In addition to any rights and remedies of the Lender provided by Law, the Lender is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, the Lender to or for the credit or the account of the Borrowers against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application;
          (v) The Lender may decrease the percentage of Eligible Accounts or Eligible Inventory, or both, comprising part of the Borrowing Base; and
          (vi) At any time after ten (10) days’ prior written notice from the Lender to the Borrowers of its intention to apply for a receiver, the Lender shall be entitled to apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by the Lender to enforce the Lender’s rights and remedies under this Agreement, the Collateral Documents and the other Loan Documents in order to protect, preserve, manage, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Borrowers and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other Reimbursable Costs and Expenses due hereunder and under the Loan Documents until a sale or other disposition of such Collateral.
     Section 9.02 Warrant of Authority. THE FOLLOWING PARAGRAPH SETS FORTH A WARRANT OF AUTHORITY FOR AN ATTORNEY TO CONFESS JUDGMENT AGAINST THE BORROWERS, JOINTLY AND SEVERALLY. IN GRANTING THIS WARRANT TO CONFESS

JUDGMENT, THE BORROWERS KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND, ON THE ADVICE OF COUNSEL, UNCONDITIONALLY WAIVE ANY AND ALL RIGHTS THE BORROWERS HAVE OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING BEFORE A JUDGMENT CAN BE ENTERED HEREUNDER:
     THE BORROWERS UNCONDITIONALLY AND IRREVOCABLY AUTHORIZE AND EMPOWER ANY ATTORNEY OR ANY PROTHONOTARY, CLERK OF COURT OR COURT OF RECORD, AS ATTORNEY FOR THE BORROWERS, TO APPEAR FOR THE BORROWERS IN SUCH COURT AT ANY TIME AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT AND CONFESS JUDGMENT AGAINST THE BORROWERS, JOINTLY AND SEVERALLY, IN FAVOR OF THE LENDER FOR (i) POSSESSION OF ANY OF THE COLLATERAL IN ANY ACTION FOR REPLEVIN INSTITUTED BY THE LENDER, AND (ii) FOR ALL OR ANY PORTION OF THE OUTSTANDING BALANCE OF THE OBLIGATIONS (INCLUDING WITHOUT LIMITATION, THE OUTSTANDING PRINCIPAL BALANCE OF THE REVOLVING CREDIT LOANS), TOGETHER WITH UNPAID INTEREST, COSTS OF SUIT AND ATTORNEYS’ FEES ADDED FOR COLLECTION IN AN AMOUNT EQUAL TO FIVE PERCENT (5.0%) OF THE SUM DUE. THE BORROWERS ALSO RELEASE ALL ERRORS, AND TO THE EXTENT PERMITTED BY LAW, WAIVE AND RELEASE ALL RELIEF FROM ANY AND ALL APPRAISEMENT, STAY OR EXEMPTION LAW OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED. IF A COPY OF THIS AGREEMENT, VERIFIED BY AFFIDAVIT OF THE LENDER OR SOMEONE ON BEHALF OF THE LENDER, SHALL HAVE BEEN FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE AN ORIGINAL OF THIS AGREEMENT AS A WARRANT OF ATTORNEY. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST THE BORROWERS SHALL NOT BE EXHAUSTED BY THE INITIAL EXERCISE THEREOF OR BY ANY IMPERFECT EXERCISE THEREOF AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; THE AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS, FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS THE LENDER SHALL DEEM NECESSARY OR DESIRABLE, FOR ALL OF WHICH THIS AGREEMENT OR A VERIFIED COPY HEREOF SHALL BE A SUFFICIENT WARRANT. TO THE EXTENT PERMITTED BY LAW, INTEREST SHALL ACCRUE ON ANY JUDGMENT AT THE DEFAULT RATE APPLICABLE TO THE REVOLVING CREDIT LOANS.
     Section 9.03 Cumulative Remedies. The rights, remedies and powers of the Lender under this Agreement and the other Loan Documents are cumulative, irrevocable and non-exclusive of any rights, remedies or powers which the Lender would otherwise have, including, without limitation, the right of specific performance.
     Section 9.04 Waiver of Right to Marshal. Each Borrower for itself and all who may claim through or under it, hereby expressly waives and releases all rights to have the Collateral, or any part thereof, or any other of its properties, marshaled on any foreclosure, sale or other enforcement thereof, and the Lender, or any court in which the foreclosure of the liens or security interests in the Collateral are sought, shall have the right as aforesaid to sell the Collateral as an entirety in a single parcel. Each Borrower, upon the request of the Lender, shall provide the Lender with a specific written waiver to evidence the intent of this Section 9.04.

ARTICLE X. MISCELLANEOUS
     Section 10.01 Automatic Debits of Fees. With respect to any commitment or other fee, or any other cost or expense (including attorneys’ fees) due and payable to the Lender under the Loan Documents, each Borrower irrevocably authorizes the Lender to debit any deposit account of such Borrower with the Lender in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Lender’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.
     Section 10.02 Rights in Property held by the Lender. As security for the prompt and full satisfaction of the Obligations, each Borrower assigns, transfers and sets over to each Lender all of its right, title and interest in and to, and grants the Lender a lien on and security interest in, all amounts that may be owing from time to time by the Lender to such Borrower in any capacity, including, without limitation, any balance or share belonging to such Borrower of any deposit or other account with the Lender (general or special, time or demand, provisional or final), which lien and security interest shall be independent of any right of set-off which the Lender may have otherwise.
     Section 10.03 Collateral. All Collateral of any kind held by the Lender shall stand as one general, continuing collateral security for the Obligations, and may be retained by the Lender until all of such Obligations have been paid in full.
     Section 10.04 No Third Party Rights. Nothing in this Agreement, whether expressed or implied, shall be construed to give to any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being expressly understood that this Agreement is intended for the sole protection and legal benefit of the Borrowers, the Lender and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.
     Section 10.05 Construction. The provisions of this Agreement shall be in addition to those of the other Loan Documents, all of which shall be construed as complementing each other and as augmenting and not restricting the rights of the Lender. Nothing herein contained shall prevent the Lender from enforcing, in accordance with their respective terms, any of the Loan Documents on a several basis. In no event shall the rights of the Lender hereunder and under the other Loan Documents be construed to grant the Lender the right to, or be deemed to indicate that, the Lender is in control of the business, management or properties of the Borrowers or have power over the daily management functions and operating decisions made by the Borrowers. To the extent any provision of this Agreement or the other Loan Documents shall be held to be in violation of any applicable Law, then the Lender shall not be required, to the extent of such violation, to perform its obligations in connection with such provision.
     Section 10.06 Amendment and Waiver. This Agreement and the other Loan Documents may not be amended, modified, or changed in any respect except by an agreement in writing signed by the parties thereto. No course of dealing and no failure or delay on the part of the Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of any other right, power or privilege.
     Section 10.07 Indemnification by the Borrowers. (a) Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify, defend and hold the Lender and its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorneys’ fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, any other Loan Document or any document contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other obligations.
          (b) The Borrowers shall indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable attorneys’ fees and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any property subject to a mortgage or deed of trust in favor of the Lender except to the extent resulting solely from the gross negligence or willful misconduct of such Indemnified Person. In no event shall any site visit, observation, or testing by the Lender (or any contractee of the Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither the Borrowers nor any other Person is entitled to rely on any site visit, observation, or testing by the Lender. The Lender owes no duty of care to protect the Borrowers or any other Person against, or to inform the Borrowers or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property.
          (c) The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of the Borrowers. All amounts owing under this Section shall be paid within thirty (30) days after demand.
     Section 10.08 Marshaling; Payments Set Aside. The Lender shall be under no obligation to marshal any assets in favor of the Borrowers or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrowers makes a payment to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
     Section 10.09 Waiver of Jury Trial. THE BORROWERS AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY EXPRESSLY WAIVE ANY RIGHT TO DEMAND A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT ATTACHED HERETO, REFERRED TO HEREIN OR DELIVERED IN CONNECTION HEREWITH, OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE BORROWERS WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT

OR INSTRUMENT ATTACHED HERETO, REFERRED TO HEREIN OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE BORROWERS AND THE LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE BORROWERS AND THE LENDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. FURTHER, EACH BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OF THE LENDER OR THE LENDER’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT, IN THE EVENT OF SUCH LITIGATION, THE LENDER WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWERS FURTHER ACKNOWLEDGE THAT THE LENDER HAS BEEN OR WILL BE INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION 10.09.
     Section 10.10 Consent to Jurisdiction. The Borrowers and the Lender hereby irrevocably consent and agree that any action or proceeding against it may be commenced and maintained in any state court sitting in Allegheny County, Pennsylvania or in the United States District Court for the Western District of Pennsylvania, and each waive personal service of any summons, complaint or other process, which may be made by any other means permitted by Pennsylvania. The Borrowers irrevocably consent and agree that the state courts sitting in Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania shall have exclusive jurisdiction for any action or proceeding commenced by or through it with respect to the subject matter hereof. THE BORROWERS AND THE LENDER EACH IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.
     Section 10.11 Survival. All representations and warranties of the Borrowers contained herein or made in connection herewith are continuing and shall survive the making of and shall not be waived by the execution and delivery of the Loan Documents, the making of the Loans and the issuance, extension or renewal of any Letters of Credit. Notwithstanding termination of this Agreement or the occurrence of an Event of Default, all covenants and agreements of the Borrowers shall continue in full force and effect from and after the date of this Agreement until payment in full of the Loans, all interest accrued thereon and all other sums due under the Loan Documents.
     Section 10.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers and the Lender, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
     Section 10.13 Notices. (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.13; or, as directed to the Borrowers or the Lender, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Lender.
          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine (subject to confirmation immediately by telephone call to the recipient and followed promptly by delivery of a hard copy original thereof), respectively, or if mailed, upon the second Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices to the Lender shall not be effective until actually received by the Lender.
          (c) Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Lender shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans shall not be affected in any way or to any extent by any failure by the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in the telephonic or facsimile notice.
     Section 10.14 Limitation of Liability. NEITHER THE LENDER NOR ITS AFFILIATES, OFFICERS, DIRECTORS, AGENTS, CONTRACTORS, SERVANTS, EMPLOYEES, LICENSEES, SUCCESSORS AND ASSIGNS SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWERS HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE ANY OF THEM UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED OR INCURRED BY THE BORROWERS IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS EXCEPT TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE, BAD FAITH, FRAUD, CRIMINAL OR WILLFUL MISCONDUCT OF THE LENDER. THE BORROWERS HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE THE LENDER, OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER.
     Section 10.15 Sale and Participation. The Lender may participate, or sell, assign or otherwise transfer the Loans, the Notes and the other Loan Documents, or any part thereof, provided, so long as no Potential Default or Event of Default has occurred and is continuing, the Lender shall not sell, assign or otherwise transfer more that fifty-one percent (51.0%) of the Loans without the prior written consent of the Borrowers, such consent not to be unreasonably withheld or delayed. To the extent of any such participation, sale, assignment or transfer, the Lender shall be released of its obligations and liabilities arising hereunder or relating hereto from and after the effective date of, and to the extent of, such participation, sale, assignment or transfer.
     Section 10.16 Applicable Law. This Agreement, all other Loan Documents, any claim arising from or relating to this Agreement or any other Loan Document, or any statement, course of conduct, act, omission, or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability) shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its choice of law principles except to the extent the procedural laws of another jurisdiction shall apply to any action commenced by the Lender with respect to the remedies of the Lender under this Agreement or otherwise. The Borrowers acknowledge that part of the consideration to the Lender for making the Loans is the agreement of the Borrowers that all issues relating to the maximum interest rate and usury shall be governed by the laws of the Commonwealth of Pennsylvania, and the Borrowers further acknowledge that the agreement to be governed by the laws of the Commonwealth of Pennsylvania is not for the purpose of avoiding the law or public policy of any other jurisdiction, but rather is a negotiated term in this commercial transaction and is based upon a reasonable relation to the Commonwealth of Pennsylvania.
     Section 10.17 Binding Effect and Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law or otherwise, without the prior written consent of the Lender.
     Section 10.18 Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery by telecopier of an executed counterpart of a signature page to this Agreement, the other Loan Documents or any notice, communication, agreement, certificate, document or other instrument in connection herewith shall be effective as delivery of an executed original counterpart thereof.
     Section 10.19 Headings. The title, headings and table of contents of this Agreement and the other Loan Documents are included for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.
     Section 10.20 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability hereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
     Section 10.21 Sealed Document. This Agreement is intended as a document under seal.
     Section 10.22 USA Patriot Act Notification. The following notification is provided to the Borrowers pursuant to Section 326 of the USA Patriot Act:
          (a) IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for borrowers: When a borrower opens an account, if the borrower is an individual, the Lender will ask for the borrower’s name, taxpayer identification number, residential address, date of birth and other information that will allow the Lender to identify the borrower, and, if the borrower is not an individual, the Lender will ask for the borrower’s name, taxpayer identification number, business address, and other information that will allow such bank to identify the borrower. The Lender may also ask, if the borrower is an individual, to see the borrower’s driver’s license or other identifying documents, and, if the borrower is not an individual, to see the borrower’s legal organizational documents or other identifying documents.
          (b) Government Regulation. The Borrowers shall not (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lender from making any advance or extension of credit to any Borrower or from otherwise conducting business with the Borrowers, or (ii) fail to provide documentary and other evidence of the identity of any Borrower as may be requested by the Lender at any time to enable the Lender to verify the identity of any Borrower or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
ARTICLE XI. JOINT AND SEVERAL LIABILITY; AUTHORITY TO ACT
     Section 11.01 Joint and Several Liability. (a) It is the intention of the Borrowers and the Lender that all of the Obligations shall be the joint and several obligations of all of the Borrowers without preferences or distinction among them. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligation.
          (b) The obligations and liabilities of each Borrower under this Section 11.01 shall be absolute and unconditional and joint and several, irrespective of the genuineness, validity, priority, regularity or enforceability of this Agreement, the Notes or any of the other Loan Documents or any other circumstance which might otherwise constitute a legal or equitable discharge of such obligations and liabilities. Each Borrower expressly agrees that the Lender may, in its sole and absolute discretion, without notice to or further assent of such Borrower and without in any way releasing, affecting or in any way impairing the joint and several obligations and liabilities of such Borrower under this Section 11.01: (i) waive compliance with, or any defaults under, or grant any other indulgences under or with respect to any of the Loan Documents; (ii) modify, amend, change or terminate any provisions of any of the Loan Documents in accordance with the provisions of this Agreement including, without limitation, the agreements of necessary parties; (iii) grant extensions or renewals of or with respect to the Revolving Credit Loans, the Notes or any of the other Loan Documents; (iv) effect any release, subordination, compromise or settlement in connection with this Agreement, any of the Notes or any of the other Loan Documents; (v) agree to the substitution, exchange, release or other disposition of the Collateral or any part thereof, or any other collateral for the Loans or to the subordination of any lien or security interest therein; (vi) make advances for the purpose of performing any term, provision or covenant contained in this Agreement, the Notes or any of the other Loan Documents with respect to which the Borrowers shall then be in default; (vii) make future advances pursuant to this Agreement or any of the other Loan Documents; (viii) assign, pledge, hypothecate or otherwise transfer the Obligations, the Notes, any of the other Loan Documents or any interest therein, all as and to the extent permitted by the provisions of this Agreement; (ix) deal in all respects with the other Borrowers; (x) effect any release, compromise or settlement with any of the other Borrowers; and (xi) provide debtor-in-possession financing or allow use of cash collateral in proceedings under the Bankruptcy Code, it being expressly agreed by all Borrowers that any such financing and/or use would be part of the Obligations.
          (c) The obligations and liabilities of each Borrower under this Section 11.01 shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that a Borrower may have against any one or more of the other Borrowers, the Lender and/or any Guarantor and shall not be conditional or contingent upon pursuit or enforcement by the Lender of any remedies it may have against the Borrowers with respect to this Agreement, the Notes or any of the other Loan Documents, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, the Lender shall not be required to make any demand upon any of the Borrowers or any Guarantor, or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Borrowers, the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies against any Borrower. Any one or more successive or concurrent actions or proceedings may be brought against each Borrower, either in the same action, if any, brought against any one or more of the Borrowers or in separate actions or proceedings, as often as the Lender may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Borrowers, or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state Law initiated by or against any one or more of the Borrowers shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each of the other Borrowers under this Section 11.01 in any manner whatsoever, and this Section 11.01 shall remain and continue in full force and effect. It is the intent and purpose of this Section 11.01 that each Borrower shall and does hereby waive all rights and benefits which might accrue by reason of any such proceeding, and the Borrowers agree that they shall be liable for the full amount of the obligations and liabilities under this Section 11.01, regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Borrowers, any guarantor or any obligor under any of the Loan Documents, that may result from any such proceedings. Except as otherwise expressly provided for herein, the joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or the Lender. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers or any guarantors, or otherwise, the provisions of this Section 11.01 will forthwith be reinstated in effect, as though such payment had not been made.
          (d) Each Borrower as a guarantor under this Article XI hereby unconditionally, jointly and severally, irrevocably and expressly waives (i) presentment and demand for payment of the Obligations and protest of non-payment; (ii) notice of acceptance of the joint and several liability of the Borrowers under this Section 11.01 and of presentment, demand and protest thereof; (iii) notice of the occurrence of any Event of Default and notice of all indulgences; (iv) notice of any increase in the amount of any portion of or all of the Obligations; (v) demand for observance, performance or enforcement of any of the terms or provisions of this Agreement, the Notes or any of the other Loan Documents; (vi) all errors and omissions in connection with the Lender’s administration of the Obligations, except errors and omissions resulting from acts of bad faith; (vii) any right or claim of right to cause a marshaling of the assets of any one or more of the other Borrowers; (viii) any act or omission of the Lender which changes the scope of the risk of the Borrowers.
     Section 11.02 Authority to Act for the Borrowers. (a) For administrative convenience, SWS is hereby irrevocably appointed by each of the Borrowers as agent for each of the Borrowers for the purpose of taking all actions of the Borrowers under or in connection with this Agreement, the other Loan Documents and the Loans, including, without limitation, requesting Loans, receiving the proceeds of the Loans, disbursing the proceeds of the Loans as among the Borrowers. By reason thereof, SWS is hereby irrevocably appointed by each of the Borrowers as the attorney-in-fact of each of the Borrowers with power and authority through its duly authorized officer or officers to (i) endorse any check (if any) for the proceeds of any of the Loans for and on behalf of each of the Borrowers and in the name of each of the Borrowers, (ii) instruct the Lender to credit the proceeds of any of the Loans directly to an account of any of the Borrowers which shall evidence the making of such Loans and shall constitute the acknowledgment by each of the Borrowers of the receipt of the proceeds of such Loans, and (iii) sign promissory notes, instruments, documents, Borrowing Base Certificates, compliance and other certificates and further assurances under or in connection with this Agreement, the other Loan Documents and the Loans.
          (b) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them. The Borrowers represent and warrant to the Lender that each of them will derive benefits, directly and indirectly, from the financial accommodations to be provided by the Lender under this Agreement (both in their separate capacity and as a member of the integrated group to which each of the Borrowers is a part, the continued successful operation of which is dependent, in part, upon performance of the functions of the integrated group as a whole), because, among other reasons, (i) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise be obtainable by the Borrowers individually, and (ii) the Borrowers’ additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to the Borrowers of the financing. The Borrowers in the discretion of their respective managements are to agree among themselves as to the allocation of the benefits of the proceeds of the Revolving Credit Loans, and the purposes for which such benefits and proceeds will be used so long as any such allocations or purpose is not in violation of this Agreement.
          (c) Without implying any limitation on the joint and several nature of the Obligations, the Lender agrees that, notwithstanding any other provision of this Agreement, the Borrowers may create reasonable intercompany Indebtedness between or among the Borrowers with respect to the allocation of the benefits and proceeds of the Loans made under this Agreement. The Borrowers agree among themselves, and the Lender consents to that agreement, that each Borrower shall have rights of contribution from all of the other Borrowers to the extent such Borrower incurs Obligations in excess of the proceeds of the Loans received by, or allocated to purposes for the direct benefit of, such Borrower. All such indebtedness and rights shall be, and are hereby agreed by the Borrowers to be, subordinate in priority and payment to the indefeasible repayment in full of the Obligations, and, unless the Lender agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been satisfied. The Borrowers agree that all of such intercompany indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Each Borrower hereby waives all rights of counterclaim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. Each Borrower shall not evidence the intercompany indebtedness or rights of contribution by note or other instrument unless the same are assigned to the Lender, and shall not secure such indebtedness or rights of contribution with any Lien or security, even though any such Lien and security shall be part of the Collateral, unless the same are assigned to the Lender.
******SIGNATURES APPEAR ON THE FOLLOWING PAGE******

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused their duly authorized officers to execute and deliver this Credit Agreement effective as of the day and year first above written.

SUPERIOR WELL SERVICES, INC.

By:

Title:

SUPERIOR WELL SERVICES, LTD.
By:	Superior GP, L.L.C., Its sole general partner

By:

Title:

BRADFORD RESOURCES, LTD.
By:	Superior GP, L.L.C., Its sole general partner

sole general partner

By:

Title:

CITIZENS BANK OF PENNSYLVANIA

BY

TITLE